UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

SELECT BANCORP, INC.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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SELECT BANCORP, INC.

700 West Cumberland Street

Dunn, North Carolina 28334

(910) 892-7080

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

and

Notice of Internet Availability of Proxy Materials

To Be Held

May 21, 2019

NOTICE is hereby given that the Annual Meeting of Shareholders of Select Bancorp, Inc. (the “Corporation”) will be held as follows:

Place:	Fairfield Inn & Suites 688 Jackson Road Dunn, North Carolina 28334	Date: Time:	May 21, 2019 10:00 a.m.

The purposes of the meeting are:

1.	Election of Directors. To elect six members of the Board of Directors for terms of three years;

2.	Advisory Vote to Approve Named Executive Officer Compensation. To vote on a non-binding, advisory proposal to approve compensation paid to our named executive officers (commonly referred to as a “say-on-pay” vote);

3.	Advisory Vote on Frequency of Future Say-on-Pay Votes. To vote on a non-binding, advisory basis regarding the frequency of future say-on-pay votes;

4.	Elimination of Mandatory Retirement Age for Directors. To vote on a proposal to approve an amendment to the Corporation’s bylaws to eliminate the mandatory retirement age for directors;

5.	Increase of Authorized Shares. To vote on a proposal to approve an amendment to the Corporation’s articles of incorporation to increase the authorized shares of common stock;

6.	Ratification of Accounting Firm. To ratify the appointment of Dixon Hughes Goodman LLP as the Corporation’s independent registered public accounting firm for 2019; and

7.	Other Business. To transact any other business that may properly come before the meeting.

You are cordially invited to attend the annual meeting in person. However, even if you plan to attend, you are requested to complete, sign and date the enclosed appointment of proxy and return it promptly in the envelope provided for that purpose or to vote via the internet in order to ensure that a quorum is present at the meeting. The giving of an appointment of proxy will not affect your right to revoke it or to attend the meeting and vote in person.

We have elected to furnish our proxy solicitation materials via U.S. mail and also to notify you of the availability of our proxy materials on the internet. The notice of meeting, proxy statement, proxy card and annual report are available at: www.investorvote.com/SLCT.

By Order of the Board of Directors

William L. Hedgepeth II
President and Chief Executive Officer

April 8, 2019

SELECT BANCORP, INC.

700 West Cumberland Street

Dunn, North Carolina 28334

(910) 892-7080

PROXY STATEMENT

Mailing Date: On or about April 8, 2019

ANNUAL MEETING OF SHAREHOLDERS

To Be Held

May 21, 2019

General

This Proxy Statement is furnished in connection with the solicitation of the enclosed appointment of proxy by the Board of Directors (the “Board”) of Select Bancorp, Inc. (the “Corporation”) for the Annual Meeting of Shareholders of the Corporation (the “Annual Meeting”) to be held at the Fairfield Inn & Suites, 688 Jackson Road, Dunn, North Carolina 28334, at 10:00 a.m. on May 21, 2019, and any adjournments thereof.

Solicitation and Voting of Appointments of Proxy; Revocation

Persons named in the appointment of proxy as proxies to represent shareholders at the Annual Meeting are Alicia S. Hawk, Carlie C. McLamb, Jr., and Sharon L. Raynor, whom we collectively refer to herein as the proxies. Shares represented by each appointment of proxy that is properly executed and returned or appointed by internet, and not revoked, will be voted in accordance with the directions contained in the appointment of proxy. If no directions are given, each such appointment of proxy will be voted FOR the election of each of the six nominees for director named in Proposal 1 below, FOR Proposals 2, 4, 5, and 6, and for the frequency of EVERY YEAR with respect to Proposal 3. If, at or before the time of the Annual Meeting, any nominee named in Proposal 1 has become unavailable for any reason, the proxies will have the discretion to vote for a substitute nominee. On such other matters as may come before the meeting, the proxies will be authorized to vote shares represented by each appointment of proxy in accordance with their best judgment on such matters.

An appointment of proxy may be revoked by the shareholder giving it at any time before it is exercised by filing with Brenda B. Bonner, Vice President and Secretary of the Corporation, a written instrument revoking it or a duly executed appointment of proxy bearing a later date, or by attending the Annual Meeting and announcing his or her intention to vote in person.

Expenses of Solicitation

The Corporation will pay the cost of preparing, assembling and mailing this Proxy Statement and other proxy solicitation expenses. In addition to the use of the mails and the internet, appointments of proxy may be solicited in person or by telephone by officers, directors and employees of the Corporation and its subsidiary bank without additional compensation. The Corporation will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs in sending the proxy materials to the beneficial owners of the Corporation’s common stock.

Record Date

The close of business on March 20, 2019, has been fixed as the record date (the “Record Date”) for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Only shareholders of record at the close of business on that date will be eligible to vote on the proposals described herein.

Voting Securities

The voting securities of the Corporation are the shares of its common stock, par value $1.00 per share, of which 25,000,000 shares are authorized and 19,326,485 shares were outstanding on the Record Date. There were approximately 1,098 record shareholders of the Corporation’s common stock as of the Record Date. Each shareholder of the Corporation’s common stock is entitled to one vote for each share held of record on the Record Date for each director to be elected and for each other matter submitted for voting.

Voting Procedures; Quorum; Votes Required for Approval

Shareholders will not be entitled to vote cumulatively in the election of directors at the Annual Meeting.

A majority of the shares of common stock of the Corporation issued and outstanding on the Record Date must be present in person or by proxy to constitute a quorum for the conduct of business at the Annual Meeting. Assuming a quorum is present, below are voting requirements for each of the proposals:

Proposal 1: Election of Directors. The six nominees receiving the greatest number of votes shall be elected as directors of the Corporation for terms of three years.

Proposal 2: Advisory Vote to Approve Named Executive Officer Compensation. For Proposal 2 to be approved, the number of votes cast for approval must exceed the number of votes cast against the proposal.

Proposal 3: Advisory Vote on Frequency of Future Say-on-Pay Votes. Shareholders will be asked to vote for a frequency of every year, every two years, every three years, or may abstain from voting. The frequency receiving the most votes will be considered the frequency preferred by shareholders.

Proposal 4: Elimination of Mandatory Retirement Age for Directors. For Proposal 4 to be approved, the number of votes cast for approval must exceed the number of votes cast against the proposal.

Proposal 5: Increase of Authorized Shares. For Proposal 5 to be approved, the number of votes cast for approval must exceed the number of votes cast against the proposal.

Proposal 6: Ratification of Accounting Firm. For Proposal 6 to be approved, the number of votes cast for approval must exceed the number of votes cast against the proposal.

Abstentions and broker non-votes will have no effect on the outcome of the above proposals, other than for purposes of determining whether a quorum is present.

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Authorization to Vote on Other Matters

By signing an appointment of proxy, shareholders will be authorizing the proxyholders to vote in their best judgment on all other matters that may properly come before the Annual Meeting for action by the shareholders, including any procedural motions.

Interest of Certain Persons in Matters to be Acted Upon

In considering the recommendations of the Board regarding the matters to be acted upon, shareholders should be aware that the Corporation’s directors have interests in Proposal 4 that are in addition to, and may be different from, any interests they may have as shareholders of the Corporation generally. Proposal 4 seeks to amend the Corporation’s bylaws to eliminate the mandatory retirement age for directors. If this proposal is approved, it will have the effect of extending the time that directors may serve on the Board. For directors who may otherwise have been required to retire due to the mandatory retirement age, the approval of Proposal 4 will extend the time such directors would be eligible for director fees or may extend the period during which such directors may exercise vested stock options that they may hold under the Corporation’s equity incentive plans. The Board was aware of these interests and considered them, among other matters, in reaching its decision to recommend approval of Proposal 4. See “Proposal 4 – Elimination of Mandatory Retirement Age for Directors” below for additional discussion.

Beneficial Ownership of Voting Securities

As of March 15, 2019, no shareholder known to management beneficially owned more than 5% of the Corporation’s common stock, except as disclosed in the following table.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
RMB Capital Management, LLC (2) 115 S. LaSalle Street, 34th Floor Chicago, IL 60603	1,790,657	9.27%
Wellington Management Group LLP (3) c/o Wellington Management Company LLP 280 Congress Street Boston, MA 02210	1,173,834	6.07%
Gregory Blake Stallings (4) 1645 East Arlington Boulevard, Suite E Greenville, NC 27858	1,022,855	5.29%
K. Clark Stallings (5) 1645 East Arlington Boulevard, Suite E Greenville, NC 27858	989,318	5.12%

(1)	The calculation of the percentage of class beneficially owned is based on a total of 19,326,485 shares of common stock outstanding as of March 15, 2019, which is the Record Date for the Annual Meeting.
(2)	Beneficial ownership is based on a Schedule 13G/A jointly filed with the Securities and Exchange Commission, or SEC, on February 14, 2019, by RMB Capital Management, LLC (a registered investment adviser), RMB Capital Holdings, LLC (principal owner of RMB Capital Management, LLC), Iron Road Capital Partners LLC, RMB Mendon Managers, LLC, and Mendon Capital Advisors Corp. (a registered investment adviser), which reported: (i) RMB Capital Holdings, LLC having shared voting and dispositive power over 1,790,657 shares; (ii) RMB Capital Management, LLC having shared voting and dispositive power over 1,790,657 shares; (iii) Iron Road Capital Partners LLC having shared voting and dispositive power over 91,806 shares; (iv) RMB Mendon Managers, LLC having shared voting and dispositive power over 1,650,771 shares; and (v) Mendon Capital Advisors Corp having shared voting and dispositive power over 48,080 shares.

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(3)	Beneficial ownership is based on a Schedule 13G jointly filed with the SEC on February 12, 2019, by Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP, and Wellington Management Company LLP (a registered investment adviser) which reported: (i) Wellington Management Group LLP having shared voting power over 881,227 shares and shared dispositive power over 1,173,834 shares; (ii) Wellington Group Holdings LLP having shared voting power over 881,227 shares and shared dispositive power over 1,173,834 shares; (iii) Wellington Investment Advisors Holdings LLP having shared voting power over 881,227 shares and shared dispositive power over 1,173,834 shares; and (iv) Wellington Management Company LLP having shared voting power over 861,998 shares and shared dispositive power over 1,013,182 shares.
(4)	Beneficial ownership is based on a Schedule 13G filed with the SEC on February 28, 2019, and the information contained therein. Beneficial ownership includes 88,235 shares for which Gregory Blake Stallings has sole voting and investment power. Beneficial ownership also includes 750,186 shares held by The Bill and Faye Stallings Family Trust II and 184,434 shares held by The Marion Faye Stallings Living Trust. Gregory Blake Stallings is one of two trustees of the foregoing trusts. The other trustee is K. Clark Stallings, who is a director of the Corporation and brother of Gregory Blake Stallings. Voting and investment decisions of the trusts require the approval of both trustees. Due to the shared voting and investment power, the shares of the two trusts are reflected in the beneficial ownership of each trustee in the above table.
(5)	Beneficial ownership is based on a Schedule 13D filed with the SEC on February 28, 2019, and the information contained therein. Beneficial ownership also includes the following shares for which K. Clark Stallings has sole voting and investment power: 16,589 shares held individually, 24,648 shares held by trusts for the benefit of his children and for which he is trustee, and 11,461 shares underlying outstanding options exercisable within 60 days of March 15, 2019. Beneficial ownership shown also includes 750,186 shares held by The Bill and Faye Stallings Family Trust II and 184,434 shares held by The Marion Faye Stallings Living Trust. K. Clark Stallings is one of two trustees of the foregoing trusts. The other trustee is Gregory Blake Stallings, who is a brother of K. Clark Stallings. Voting and investment decisions of the trusts require the approval of both trustees. Due to the shared voting and investment power, the shares of the two trusts are reflected in the beneficial ownership of each trustee in the above table. Lastly, the reflected beneficial ownership includes 2,000 shares owed by the spouse of K. Clark Stallings, for which voting and investment power is deemed shared.

As of March 15, 2019, the beneficial ownership of the Corporation’s common stock, by directors and executive officers individually, and by directors and executive officers as a group, was as follows:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1) (2)	Percent of Class (3)
W. Keith Betts	2,280	*
J. Gary Ciccone (4)	162,251	*
Charles R. Davis (5)	155,907	*
James H. Glen, Jr. (6)	71,020	*
Oscar N. Harris (7)	438,947	2.27%
Alicia Speight Hawk (8)	37,463	*
Gerald W. Hayes	144,779	*
William L. Hedgepeth II	81,830	*
Ronald V. Jackson	59,227	*
Mark. A Jeffries	4,180	*
Lynn H. Johnson	100	*
John W. McCauley	73,457	*
Carlie C. McLamb, Jr. (9)	102,170	*

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Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1) (2)	Percent of Class (3)
V. Parker Overton	154,523	*
Anthony E. Rand (10)	94,704	*
Sharon L. Raynor (11)	279,916	1.45%
K. Clark Stallings (12)	989,318	5.12%
W. Lyndo Tippett (13)	42,294	*
D. Richard Tobin, Jr.	2,780	*
Seth M. Wilfong (14)	190,871	*
All Directors and Executive Officers as a group (20 persons)	3,088,017	15.90%

*	Represents beneficial ownership of less than one percent of the class.
(1)	Except as otherwise noted, to the best knowledge of the Corporation’s management, the above individuals and group exercise sole voting and investment power with respect to all shares shown as beneficially owned other than the following shares as to which such powers are shared: Mr. Harris – 89,299 shares; Ms. Hawk – 22,130 shares; Mr. Hedgepeth – 930 shares; Mr. Jackson – 35,857 shares; Ms. Raynor – 72,958 shares; and Mr. Tippett – 18,185 shares.
(2)	Included in the beneficial ownership tabulations are the following shares underlying options to purchase shares of common stock of the Corporation that were outstanding and exercisable as of March 15, 2019 (or will become exercisable within 60 days of such date): Mr. Betts – 2,180 shares; Mr. Ciccone – 1,400 shares; Mr. Glen –12,731 shares; Mr. Harris – 1,400 shares; Ms. Hawk – 12,255 shares; Mr. Hayes – 1,400 shares; Mr. Hedgepeth – 32,500 shares; Mr. Jackson – 1,400 shares; Mr. Jeffries – 1,680 shares; Mr. McCauley – 1,400 shares; Mr. McLamb, Jr. – 1,400 shares; Mr. Overton – 12,256 shares; Mr. Rand – 1,400 shares; Ms. Raynor – 1,400 shares; Mr. Stallings – 11,461 shares; Mr. Tippett – 1,400 shares; and Mr. Tobin – 2,080 shares; and for all directors and executive officers as a group – 99,743 shares.
(3)	The calculation of the percentage of class beneficially owned by each individual and the group is based on the sum of (i) a total of 19,326,485 shares of common stock outstanding as of March 15, 2019, and (ii) options to purchase shares of common stock which are exercisable as of or within 60 days of March 15, 2019.
(4)	Includes 5,396 shares owned by Mr. Ciccone’s spouse.
(5)	Includes 2,599 shares held by Mr. Davis’s spouse and 21,396 shares held by a business he controls.
(6)	Includes 12,382 shares pledged as collateral.
(7)	Includes 2,395 shares owned by the Oscar N. and Jean W. Harris Revocable Trust.
(8)	Includes 3,078 shares held as custodian for children.
(9)	Includes 29,539 shares owned by Mr. McLamb’s spouse.
(10)	Includes 10,700 shares owned by Mr. Rand’s spouse.
(11)	Includes 180,094 shares owned by Ms. Raynor’s husband.
(12)	Includes the following shares for which Mr. Clark Stallings has sole voting and investment power: 16,589 shares held individually and 24,648 shares held by trusts for the benefit of his children and for which he is trustee. Beneficial ownership shown also includes 750,186 shares held by The Bill and Faye Stallings Family Trust II and 184,434 shares held by The Marion Faye Stallings Living Trust. Clark Stallings is one of two trustees of the foregoing trusts. The other trustee is Gregory Blake Stallings, who is a brother of K. Clark Stallings. Voting and investment decisions of the trusts require the approval of both trustees. Lastly, the reflected beneficial ownership includes 2,000 shares owed by Clark Stallings’s spouse, for which voting and investment power is deemed shared.
(13)	Includes 1,742 shares owned by Mr. Tippett’s spouse.
(14)	Includes 189,357 shares held by The Snowball Master Fund, Ltd. for which Mr. Wilfong has voting and dispositive power.

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Section 16(a) Beneficial Ownership Reporting Compliance

Directors, executive officers and beneficial owners of more than 10% of the common stock of the Corporation are required by federal law to file reports with the Securities and Exchange Commission (the “SEC”) regarding the amount of, and changes in, their beneficial ownership of the Corporation’s common stock. Based upon a review of copies of reports received by the Corporation, all required reports of directors, executive officers, and 10% beneficial owners of the Corporation during 2018 were filed on a timely basis, with the exception of one Form 4 to report a sales transaction that was not filed on a timely basis by Director K. Clark Stallings.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board has set the number of directors of the Corporation at sixteen (16) and recommends that shareholders vote for the nominees listed below each for a term of three years.

Name and Age	Length of Term Nominated	Position(s) Held	Director Since(1)	Principal Occupation and Business Experience During the Past Five Years

J. Gary Ciccone (72)	3 years	Director	2003	Real estate developer; Co-owner and Vice President, Nimocks, Ciccone & Townsend, Inc. (commercial real estate brokerage)

Oscar N. Harris (79)	3 years	Director	2003	President, DTH Management Group, Ltd., Dunn, NC (property management); Managing Member, O Harris Group, LLC (consulting/investment management); Mayor – City of Dunn

Ronald V. Jackson (77)	3 years	Director	2012	President, Clinton Truck and Tractor Company

V. Parker Overton (74)	3 years	Director	2014	Real Estate Developer; Founder, Overton’s Sports Center

K. Clark Stallings (51)	3 years	Director	2014	Vice President, Stallings Group, Ltd., Greenville, NC

W. Lyndo Tippett (79)	3 years	Director	2008	Certified Public Accountant; former Secretary, State of North Carolina Department of Transportation

(1)	Reflects the year during which the individual first became a director of the Corporation.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” EACH OF THE NOMINEES FOR DIRECTOR LISTED ABOVE FOR TERMS OF THREE YEARS.

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Incumbent Directors

The Corporation’s Board of Directors includes the following directors whose terms will continue after the Annual Meeting. Certain information regarding those directors is set forth in the following table.

Name and Age	Position(s) Held	Term Expires	Director Since(1)	Principal Occupation and Business Experience During the Past Five Years

James H. Glen, Jr. (77)	Director	2020	2014	Consultant and Founder, Glen and Hewett, LLC (community bank consulting firm), Charlotte, NC

Gerald W. Hayes (75)	Director	2020	2003	President and Managing Partner, Hayes, Williams, Turner & Daughtry, P.A. (law practice)

William L. Hedgepeth II (57)	Director, President, and CEO	2020	2007	President and Chief Executive Officer, Select Bancorp, Inc. and Select Bank & Trust since 2007

Carlie C. McLamb, Jr. (54)	Director	2020	2010	President, Carlie C’s Operation Center, Inc., d/b/a Carlie C’s IGA (grocery stores)

Anthony E. Rand (79)	Director	2020	2003	President, Rand & Gregory, PA (law practice); former Associate Vice President, Fayetteville Technical Community College, Fayetteville, NC

Charles R. Davis (57)	Director	2021	2017	Owner and Chairman of the Board of C.A. Short Company (employee engagement and employee recognition company), Shelby, NC

Alicia Speight Hawk (52)	Director	2021	2014	Director of Advancement, The Oakwood School, (college preparatory school), Greenville, NC

John W. McCauley (51)	Director	2021	2003	Chief Executive Officer, Highland Paving Co, LLC; General Manager, McCauley McDonald Investments, Inc. (commercial real estate firm), Fayetteville, NC

Sharon L. Raynor (61)	Director	2021	2009	President and Director, LIFE, Inc. (provider of long-term care for developmentally disabled consumers), Goldsboro, NC

Seth M. Wilfong (38)	Director	2021	2017	Director/Managing Member for Atlas Principals, LLC (investment adviser); Managing Member of Wilfong Properties, LLC, Charlotte, NC

(1)	Reflects the year during which the individual first became a director of the Corporation.

Qualifications of Directors

A description of the specific experience, qualifications, attributes, or skills that led to the conclusion that each of the nominees and incumbent directors listed above should serve as a director of the Corporation is presented below. In July 2014, the Corporation (then known as New Century Bancorp, Inc.) merged with Select Bancorp, Inc., Greenville, NC, with the Corporation being renamed Select Bancorp, Inc. following the merger. Similarly, the Corporation’s subsidiary bank (then known as New Century Bank) merged with Select Bank & Trust Company, Greenville, NC, with the Corporation’s subsidiary bank being renamed Select Bank & Trust Company. For ease of reference, when we refer to either of the former Greenville-based entities in describing our directors’ experience, we so indicate by adding “Greenville” in parenthetical following the respective entity’s name.

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J. Gary Ciccone. Mr. Ciccone has served as chairman of the board of directors of the Corporation and its subsidiary bank since April 2008. He was a founding director of New Century Bank of Fayetteville, serving as chairman of the board of that institution from inception until its merger with the Corporation’s subsidiary bank in March 2008. Mr. Ciccone retained the title of chairman following the 2014 mergers of the Corporation and its subsidiary bank with Select Bancorp (Greenville) and Select Bank & Trust (Greenville). Mr. Ciccone has completed the North Carolina Bank Directors’ College and Advanced Bank Directors’ College programs. As co-owner and vice president of Nimocks, Ciccone & Townsend in Fayetteville, he has extensive experience in real estate development and commercial real estate brokerage. Mr. Ciccone also has prior experience as a bank director, serving on the board of directors and as secretary of New East Bank of Fayetteville. He served on the Board of Trustees of Fayetteville Technical Community College from 2005 to 2009 and on the North Carolina Board of Transportation from November 2009 to October 2011. Mr. Ciccone holds a Bachelor of Science in Business Administration from the University of North Carolina at Chapel Hill and a law degree from the University of North Carolina School of Law, Chapel Hill, NC. He was engaged in the active practice of law from 1975 to 1996 and is a member of the North Carolina State Bar.

Charles R. Davis. Mr. Davis has raised millions of dollars in capital for numerous public and private companies. Mr. Davis has also been active in oil and gas ventures, financial institutions, retail establishments, and the fast food industry. Additionally, from 1980 to 1985, Mr. Davis was vice president and director of real estate of Orange-Co. Inc. From the early 1980s through 2007, Mr. Davis served as an officer and director of Media Source, Inc. Mr. Davis attended Franklin University in Columbus, OH. Mr. Davis currently serves as president of Mid-States Development. Mr. Davis is the chairman of the board of C.A. Short Company, which is a position he has held since 1989. He also previously served as president of C.A. Short Company from 1989 to 2011.

James H. Glen, Jr. Mr. Glen was a founding director of Select Bank & Trust (Greenville) and Select Bancorp (Greenville). As a director, he was active as chairman of both the audit and asset/liability management (“ALCO”) committees. Mr. Glen has completed the North Carolina Bank Directors’ College and Advanced Bank Directors’ College programs. He began his career as a corporate lender in the commercial and industrial loan department of the Prudential Insurance Company of America in Atlanta making loans to small businesses throughout the Southeast. In 1979, he joined the Robinson Humphrey Company as an investment banker in Atlanta and developed a community bank practice in providing capital, merger and acquisition advice. In 1982, he moved to Charlotte and joined the investment banking department of Interstate Securities, which became Wachovia Securities. In 2004, he retired from Wachovia and formed Corporate Value Securities, LLC as a value consultant, which continues as a private investment firm. He is currently a member of Glen & Hewett, LLC, which acts as a consultant to community banks. Mr. Glen is retired from the U.S. Army. He holds a bachelor’s degree from North Georgia College and an MBA from Georgia State College. He holds the designation as an Accredited Senior Appraiser (business valuation) of the American Society of Appraisers.

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Oscar N. Harris. Mr. Harris was a founding director of New Century Bank and New Century Bancorp and has served as a member of the board of directors since inception. He has completed the North Carolina Bank Directors’ College and the Advanced Bank Directors’ College programs. Mr. Harris is a certified public accountant. He was senior partner and president of Oscar N. Harris & Associates, P.A., Dunn, NC from 1978 until 2017. He has been the Managing Member of O Harris Group, LLC, a consulting and investment management company, since 2017. His background provides valuable financial and accounting expertise to the bank’s board of directors and the Audit and Risk Management Committee, which Mr. Harris chairs. In addition to his accounting background, Mr. Harris is also involved in numerous real estate development and management businesses. In addition, he is involved in government service contracting (federal and state). He served as a North Carolina State Senator from 1999 to 2002 and currently serves as Mayor of the City of Dunn. Mr. Harris has extensive prior bank director experience, formerly serving on the board of directors of First Federal Savings Bank from 1987 to 1988 and as a director of Standard Bank & Trust from 1988 to 1996. Mr. Harris was awarded the Man of the Year in Dunn, NC in 1986 and again in 2006 and received the Boy Scouts of America Distinguished Service Award in 1997. Mr. Harris currently serves as a member of the board of trustees of Campbell University where he is on the executive committee and audit committee. He also served as the chairman of Campbell University Medical School Founders Board. Mr. Harris attended Edwards Military Academy, Salemburg, NC, and he holds a Bachelor of Science degree in Business Administration from Campbell University, Buies Creek, NC and is an honors graduate.

Alicia S. Hawk. Mrs. Hawk was a founding director of Select Bank & Trust (Greenville) and Select Bancorp (Greenville), serving as vice chair from 2004 to 2014.  She has completed the North Carolina Bank Directors’ College.  Mrs. Hawk has served as the director of advancement for The Oakwood School in Greenville, NC since 2012.  From 2006 to 2012, Mrs. Hawk was a member of the board of trustees at The Oakwood School and served as president from 2009 to 2012. Mrs. Hawk has extensive experience in real estate development and commercial real estate brokerage where she served as a real estate asset manager of Speight Properties in Greenville, NC from 2004 to 2012. She currently holds a NC Real Estate Brokerage License.  Mrs. Hawk has over ten years of consulting engineering experience with CDM Smith in Raleigh, NC and Atlanta, GA. Mrs. Hawk is a NC Registered Professional Engineer.  She holds a Bachelor of Science degree in Civil Engineering and a Masters of Civil Engineering from North Carolina State University in Raleigh, NC.

Gerald W. Hayes. Mr. Hayes was a founding director of New Century Bank and New Century Bancorp and has served as a member of the board of directors since inception. Mr. Hayes is chairman of the Compensation Committee. He has completed the North Carolina Bank Directors’ College. Mr. Hayes is the president and managing partner of Hayes, Williams, Turner & Daughtry, P.A. and has practiced law in Harnett County for over 40 years, providing the board with excellent perspective on legal issues and the Harnett County market area in general. He is also a member and co-owner of Chicora Golf Club in Dunn. Mr. Hayes holds a Bachelor of Arts degree from the University of North Carolina at Chapel Hill and a law degree from Wake Forest University Law School, Winston-Salem, NC.

William L. Hedgepeth II. Mr. Hedgepeth has served as the President and Chief Executive Officer of the Corporation and its subsidiary bank since 2007. He previously served as president and chief executive officer of New Century Bank South (formerly known as New Century Bank of Fayetteville). Mr. Hedgepeth has more than 35 years of experience in banking. He has completed the North Carolina Bank Directors’ College and Advanced Bank Directors’ College programs. He has also completed the North Carolina Bankers Association’s Advanced Management Program and served on the board of directors of the North Carolina Bankers Association from 2008 to 2010. Mr. Hedgepeth serves on the North Carolina Bankers Association Legislative and Regulatory Committee. He also serves on the Airborne and Special Operations Museum Board, the Greater Fayetteville Chamber of Commerce Board and the United Way of Cumberland County Board. He also serves on the Vision 2026 Board. Mr. Hedgepeth holds a Bachelor of Arts degree from the University of North Carolina at Chapel Hill.

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Ronald V. Jackson. Mr. Jackson served on the New Century Bank board of directors in 2002, and on the Dunn and Clinton Advisory Boards. He has served on the Corporation’s and its subsidiary bank’s boards since 2012. Mr. Jackson currently serves as chairman of the Nominating Committee. Mr. Jackson owns and operates Clinton Truck and Tractor Company, a 85-year old local firm where he began working in 1972. Prior to joining Clinton Truck and Tractor, he worked for International Harvester. He has completed the North Carolina Bank Directors’ College. A graduate of North Carolina State University in Raleigh, NC, he received his degree in agricultural engineering.

John W. McCauley. Mr. McCauley was a founding member of New Century Bank of Fayetteville and has served as a member of the Corporation’s and its subsidiary bank’s boards of directors since 2004. He serves as chairman of the bank’s Loan Committee. Mr. McCauley is chief executive officer of Highland Paving Co., LLC, which is a highway construction firm engaged primarily in the manufacture and placement of hot mix asphalt. He also is general manager of McCauley-McDonald Investments, Fayetteville, NC, which owns and leases approximately 70 commercial properties in North Carolina. He has completed the North Carolina Bank Directors’ College and holds a Bachelor of Science in Economics from Davidson College, Davidson, NC and a law degree from the University of North Carolina School of Law, Chapel Hill, NC.

Carlie C. McLamb, Jr. Mr. McLamb has served on the Corporation’s and its subsidiary bank’s boards of directors since 2010. Mr. McLamb is president of Carlie C’s IGA, a retail supermarket chain with numerous stores. Mr. McLamb was a founding director of Computer World Inc. and has served as a director and former chairman of the board of that company. In addition, he is currently serving on the board of directors for the North Carolina Retail Merchants Association and as a trustee of Campbell University. Mr. McLamb has completed the Advanced Bank Directors’ College program. Mr. McLamb is a past President of the Carolina Food Industry Council.

V. Parker Overton. Mr. Overton was a founding member of Select Bank & Trust (Greenville) and Select Bancorp (Greenville), NC where he served as chairman of the board from 2005 to July 2014. He currently serves as chairman of the bank’s Building Committee. Mr. Overton is the founder of Overton’s, the world’s largest catalog of watersports and boating supplies. He was president of the NC State Veterinary Medical Foundation for three years and also served as chairman of the investment committee for 7 years. He served on the Home Federal Savings and Loan board from 1986 to 1991. He currently serves as an ambassador of Vidant Medical Foundation and also serves on the investment committee of the Randall Terry Foundation for North Carolina State University. He previously served three years as chairman of the finance committee at the former University Health Foundation. Mr. Overton was a founding director and served on the board of Metrics Pharmaceuticals from 1999 until 2012. Mr. Overton also serves as the chairman of the finance committee for Greenville Utilities. He is also active in the commercial real estate business, and he is also a pilot typed in three different jets.

Anthony E. Rand. Mr. Rand was a founding director of New Century Bank of Fayetteville and has served as a member of the Corporation’s and its subsidiary bank’s boards of directors since 2004. Mr. Rand currently serves as a member and chair of the North Carolina Education Lottery Commission. He served in the North Carolina Senate for 22 years and was the Senate Majority Leader in 1987-1988 and from 2001-2009.  He served as chairman and a member of the North Carolina Post-Release Supervision and Parole Commission (2010-2013) and was an associate vice president of Fayetteville Technical Community College (2014-2015).  He served as a consultant to Carolina Lithotripsy from 2010 to 2015. He has completed the North Carolina Advanced Bank Directors’ College. Mr. Rand holds a Bachelor of Arts in Political Science from the University of North Carolina at Chapel Hill and a law degree from the University of North Carolina School of Law, Chapel Hill, NC.  Mr. Rand is president of the law firm of Rand & Gregory, P.A., Fayetteville, NC and has served on numerous boards and commissions including the board of directors of the General Alumni Association of the University of North Carolina, an organization for which he currently serves as Treasurer. Mr. Rand has prior experience as a bank director, formerly serving on the board of State Bank, Fayetteville, NC and on the local advisory board for First Citizens Bank.

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Sharon L. Raynor. Mrs. Raynor has served as a director of the Corporation and its subsidiary bank since 2005. She currently chairs the bank’s ALCO Committee. She has completed the North Carolina Bank Directors’ College. She is president, a director, and an owner of LIFE, Inc., a provider of long-term care for the developmentally disabled for area mental health agencies throughout eastern North Carolina. Mrs. Raynor is very involved in the bank’s local community, serving as a member of the Lucknow Garden Club, and formerly on the Dunn Schools’ advisory board. She worked in the public schools for seven years as a special education teacher. She is a member of the American Association on Intellectual and Developmental Disabilities. She served on the Governor’s Council on Exceptional Children, having been appointed by former Governor James B. Hunt. Mrs. Raynor holds a Bachelor of Science in Special Education from East Carolina University, Greenville, NC.

K. Clark Stallings. Mr. Stallings served as a director of Select Bank & Trust (Greenville) and Select Bancorp (Greenville) prior to joining the Corporation’s board of directors in 2014. He has completed the North Carolina Bank Directors’ College. He is Vice President of Stallings Group Ltd., and he is active in different businesses including auto & consumer finance, automobile auction, auto dealer floor plan financing, Jersey Mike’s Subs restaurants, and commercial income producing real estate. Mr. Stallings is co-founder of Hope of Glory Ministries, a faith-based community outreach to help people in need through the distribution of food, clothes, household resources, and hygiene items. He is a 1989 graduate of East Carolina University, Greenville, NC, with a degree in business management.

W. Lyndo Tippett. Mr. Tippett was a founding director of New Century Bank of Fayetteville and has served as a member of the Corporation’s and its subsidiary bank’s boards of directors since 2008. He has completed the North Carolina Bank Directors’ College program. Mr. Tippett has been a certified public accountant for over 45 years and is a member of the American Institute of Certified Public Accountants and the North Carolina Association of Certified Public Accountants. He was a partner in the accounting firm of Tippett Bryan & Merritt, CPAs, Fayetteville, NC from 1976 to 2015 and currently practices as W. Lyndo Tippett, CPA (sole proprietorship). Additionally, Mr. Tippett served as Secretary of Transportation for the State of North Carolina from 2001 through 2009 and served as a member of the North Carolina Board of Transportation for eight years prior to becoming secretary. He served as a director of the North Carolina State Health Plan of Teachers and State Employees from 2009 through 2011. He was chief executive officer of Bybon, Inc., a manufacturing, retail and real estate concern, from 1970 through 1976. He previously served as a staff accountant with Ernst & Young. Mr. Tippett holds a Bachelor of Science in accounting from Barton College. He also has prior experience as a bank director, having served on the board of State Bank, Fayetteville, NC and on the local advisory board for First Citizens Bank.

Seth M. Wilfong. Mr. Wilfong is a managing partner and co-founder of Atlas Principals, LLC; a thematic, investment manager specializing in early identification of paradigm-shifting themes that have the potential to generate consistent, long-term growth. As Atlas Principals’ Portfolio Manager, he co-manages the portfolio and executes the fund’s trading operations. He has expertise in the banking, technology, and retail sectors. Prior to joining the Board of the Corporation, he served on the board for Carolina Premier Bank in Charlotte, NC before its 2017 merger with Select Bank & Trust. He is a 2002 graduate of East Carolina University with a BSBA concentration in Business Administration & Finance.

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Board Leadership Structure

The Board of Directors appoints a chairman, who presides at meetings of the Board and performs such other duties as may be directed by the Board. The Board may select any of its members as its chairman, and it has no formal policy as to whether the Corporation’s chief executive officer will serve as chairman or whether any other director, including a non-employee or independent director, may be elected to serve as chairman. The positions of chief executive officer and chairman are currently held by different persons. At this time, the Board has determined that separating these roles and having an independent director serve as chairman of the Board is in the best interests of our shareholders. The Board believes this division of responsibility facilitates communication between the Board and executive management and is appropriate given the legal and regulatory requirements applicable to the Corporation.

Board’s Role in Risk Oversight

Risk is inherent in any business, and, as is the case with other management functions, the Corporation’s senior management has primary responsibility for managing the risks faced by the Corporation. However, as a financial institution, the Corporation’s business involves financial risks that do not exist or that are more extensive than the risks that exist in some other types of businesses. The Corporation and its subsidiary bank are subject to extensive regulation that requires us to assess and manage those risks, and our regulators assess our performance in managing those risks during their periodic examinations. As a result, the Board is actively involved in overseeing our risk management programs.

The Board administers its oversight function primarily through committees. Additional information regarding the Board’s committees appears below. The Board approves and periodically reviews the Corporation’s operating policies and procedures. We believe the Board’s involvement in our risk management results in Board committees that are more active than those of corporations that are not financial institutions or that are not regulated as extensively as financial institutions. We believe this committee activity enhances our Board’s effectiveness and leadership structure by providing opportunities for non-employee directors to become familiar with the bank’s critical operations and actively involved in the Board’s oversight role with respect to risk management, as well as its other oversight functions.

Director Independence

With the exception of Mr. Hedgepeth, each member of the Corporation’s Board of Directors is “independent” as defined by NASDAQ listing standards and the regulations promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In making this determination, the Board considered certain insider transactions with directors for the provision of goods or services to the Corporation and its subsidiary bank. All such transactions were conducted at arm’s length upon terms no less favorable than those that would be available from an independent third party.

Director Relationships

No director of the Corporation is, or has in the last five years been, a director of any other company with a class of securities registered pursuant to section 12 of the Exchange Act or subject to the requirements of section 15(d) of the Exchange Act, or any company registered as an investment company under the Investment Company Act of 1940, as amended.

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There are no family relationships among directors, nominees or executive officers of the Corporation.

Meetings and Committees of the Board of Directors

The Corporation’s Board of Directors held thirteen meetings during 2018. None of the Corporation’s directors attended fewer than 75% of all board meetings and the meetings of any committee(s) of which he or she was a member. It is the policy of the Corporation that directors attend each annual meeting of shareholders. Fourteen of the 16 members of the Corporation’s Board of Directors then in office attended the 2018 Annual Meeting of Shareholders. The Corporation’s Board has several standing committees including an Audit and Risk Management Committee, a Nominating Committee and a Compensation Committee.

Audit and Risk Management Committee. The current members of the Audit and Risk Management Committee are J. Gary Ciccone, Oscar N. Harris (chairman), James H. Glen, Jr., Anthony E. Rand, and W. Lyndo Tippett. The members of the committee are “independent” as defined by NASDAQ listing standards and the regulations promulgated under the Exchange Act and are financially literate. The Audit and Risk Management Committee met seven times during 2018. The Board of Directors has adopted a written Audit and Risk Management Committee Charter, which is available under the Corporate Governance link in the Investor Relations section of our website, www.selectbank.com. The report of the Audit and Risk Management Committee is included below following the discussion of Proposal 6.

The Board of Directors has determined that Oscar N. Harris, a member of the Audit and Risk Management Committee, meets the requirements adopted by the SEC for qualification as an “audit committee financial expert.” An audit committee financial expert is defined as a person who has the following attributes: (i) an understanding of generally accepted accounting principles and financial statements; (ii) the ability to assess the general application of Generally Accepted Accounting Principles (U.S.) in connection with the accounting for estimates, accruals and reserves; (iii) experience preparing, auditing, analyzing or evaluating financial statements that are of the same level of complexity that can be expected in the registrant’s financial statements, or experience supervising people engaged in such activities; (iv) an understanding of internal controls and procedures for financial reporting; and (v) an understanding of audit committee functions.

Nominating Committee. The duties of the Nominating Committee are: (i) to assist the Board of Directors, on an annual basis, by identifying individuals qualified to become board members, and to recommend to the Board the director nominees for the next meeting of shareholders at which directors are to be elected; and (ii) to assist the Board of Directors by identifying individuals qualified to become board members, in the event that a vacancy on the Board exists and that such vacancy should be filled.

The current members of the Nominating Committee are J. Gary Ciccone, James H. Glen, Jr., Gerald W. Hayes, Ronald V. Jackson (chairman), Carlie C. McLamb, Jr. and Anthony E. Rand, each of whom is “independent” as defined by NASDAQ listing standards and applicable SEC rules and regulations. The nominating committee met once during 2018. The Bylaws of the Corporation state that candidates may be nominated for election to the Board of Directors by the Nominating Committee or by any shareholder of the Corporation’s common stock. It is the policy of the Nominating Committee to consider all shareholder nominations. Shareholder nominations must be submitted to the Nominating Committee in writing on or before September 30th of the year preceding the annual meeting at which the nominee would stand for election to the Board of Directors and must be accompanied by each nominee’s written consent to serve as a director of the Corporation if elected. The Bylaws of the Corporation require that all nominees for director, including shareholder nominees, have business, economic or residential ties to the Corporation’s market area. In evaluating nominees for director, the Nominating Committee values community involvement and experience in finance or banking including prior service as an officer or director of an entity engaged in the financial services business, although such experience is not a prerequisite for nomination. Although there is not currently a formal policy requiring that the Nominating Committee consider diversity in its identification of nominees to the Board of Directors, the committee values diversity, including diversity of background, experience and expertise.

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The Nominating Committee has adopted a formal written charter which is reviewed annually for adequacy and which is available under the Corporate Governance link in the Investor Relations section of our website, www.selectbank.com. Each of the nominees for election to the Board of Directors included in this proxy statement was nominated by the Nominating Committee.

Compensation Committee. The current members of the Compensation Committee are J. Gary Ciccone, Gerald W. Hayes (chairman), Alicia S. Hawk, John W. McCauley, and V. Parker Overton. The Compensation Committee meets on an as-needed basis to review the salaries and compensation programs required to attract and retain the Corporation’s executive officers. The Compensation Committee met four times during 2018. The Committee approves the compensation of the President and Chief Executive Officer. The compensation of officers that report to the President, including the Chief Financial Officer, Chief Banking Officer, Chief Operating Officer and Chief Credit Officer, is recommended by the President and Chief Executive Officer based on such officer’s experience, managerial effectiveness, contribution to the Corporation’s overall profitability, maintenance of regulatory compliance standards and professional leadership. The Committee compares the compensation of the Corporation’s executive officers with compensation paid to executives of similarly situated bank holding companies, other businesses in the Corporation’s market area, and appropriate state and national salary data. The Committee is not bound by recommendations made by the President and Chief Executive Officer. Furthermore, the President and Chief Executive Officer does not have any input into his own compensation. The Compensation Committee also engages third party compensation consultants on occasion to assist in determining executive pay or additional benefits, but does not delegate its duties. Please see the discussion below under the heading “Compensation Discussion and Analysis” for a detailed discussion of our compensation programs and practices.

The Board of Directors has adopted a written Compensation Committee Charter, which is available under the Corporate Governance link in the Investor Relations section of the Corporation’s website, www.selectbank.com.

Compensation Committee Interlocks and Insider Participation

During 2018, no member of the Compensation Committee was an officer or employee of the Corporation, and none of the members of the Compensation Committee during the last fiscal year has ever been an officer of the Corporation. There were no interlocking relationships during the last fiscal year that require disclosure under applicable SEC rules.

Transactions with Related Persons

Policies and Procedures. Under its charter, the Audit and Risk Management Committee is charged with the responsibility of reviewing, approving and/or ratifying all transactions with “related persons,” as such term is defined under Item 404 of SEC Regulation S-K. The term “related person” is defined to include:

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•	any director or executive officer of the Corporation;
•	any immediate family member of a director or executive officer, which includes parents, children, stepparents, stepchildren, spouses, siblings and in-laws;
•	any shareholder owning more than five percent of our common stock; and
•	any immediate family member of a more than five percent holder of our common stock.

Indebtedness of and Transactions with Management. The Corporation’s bank subsidiary, Select Bank & Trust Company, has had, and expects to have in the future, banking and other transactions in the ordinary course of business with certain of its current directors, nominees for director, executive officers and associates. All such transactions are made on substantially the same terms, including interest rates, repayment terms and collateral, as those prevailing for comparable transactions with persons not related to the lender, and do not involve more than the normal risk of collection or present other unfavorable features. Loans made by Select Bank & Trust Company to directors and executive officers are subject to the requirements of Regulation O of the Board of Governors of the Federal Reserve System. Regulation O requires, among other things, prior approval of the Board of Directors with any “interested director” not participating, dollar limitations on amounts of certain loans and prohibits any favorable treatment being extended to any director or executive officer in any of the bank’s lending matters.

Executive Compensation AND RELATED MATTERS

Executive Officers

The following table sets forth certain information regarding the Corporation’s current executive officers. These five executive officers are our “named executive officers” for the 2018 fiscal year.

Name	Age	Position with Corporation	Business Experience

William L. Hedgepeth II	57	President and Chief Executive Officer	President and Chief Executive Officer of the Corporation and its subsidiary bank, 2007-Present.

W. Keith Betts	62	Executive Vice President and Chief Banking Officer	Executive Vice President and Chief Banking Officer of the Corporation and its subsidiary bank, 2017-Present; Regional Executive, Select Bank & Trust, 2016; President and Chief Executive Officer, Port City Capital Bank, Wilmington, NC, 2001-2006.

Mark A. Jeffries	63	Executive Vice President and Chief Financial Officer	Executive Vice President and Chief Financial Officer of the Corporation and its subsidiary bank, 2014-Present; Executive Vice President and Chief Financial Officer, Millennium Bank, NA and its parent company, Millennium Bankshares Corporation, Sterling, VA, 2009-2014.

Lynn H. Johnson	56	Executive Vice President and Chief Operating Officer	Executive Vice President and Chief Operating Officer of the Corporation and its subsidiary bank, 2017-Present; Executive Vice President and Chief Administrative Officer of the Corporation and its subsidiary bank, 2014-2017; Corporate Ethics Officer and Senior Vice President, Select Bank & Trust (formerly New Century Bank), 2011-2014.

D. Richard Tobin, Jr.	62	Executive Vice President and Chief Credit Officer	Executive Vice President and Chief Credit Officer of the Corporation and its subsidiary bank, 2012-Present; Senior Vice President and Senior Credit Administrator, Select Bank & Trust (formerly New Century Bank), 2008-2012.

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Compensation Discussion and Analysis

This Compensation Discussion and Analysis is intended to assist our shareholders in understanding the Corporation’s compensation programs. It presents and explains the philosophy underlying our compensation strategy and the fundamental elements of compensation paid to our named executive officers (collectively, “named executive officers” or “NEOs”) whose 2018 compensation information is provided in the tables following this discussion. Our 2018 NEOs are the following:

William L. Hedgepeth II	President and Chief Executive Officer
W. Keith Betts	Executive Vice President and Chief Banking Officer
Mark A. Jeffries	Executive Vice President and Chief Financial Officer
Lynn H. Johnson	Executive Vice President and Chief Operating Officer
D. Richard Tobin, Jr.	Executive Vice President and Chief Credit Officer

Specifically, this Compensation Discussion and Analysis addresses the following:

•	certain relevant 2018 business performance highlights;
•	our compensation philosophy and the objectives of our compensation programs;
•	what our compensation programs are designed to reward;
•	our process for determining executive officer compensation, including:

— the role and responsibility of the Compensation Committee;

— the role of the Chief Executive Officer and other named executive officers;

— the role of compensation consultants; and

— benchmarking and other market analyses;

•	elements of compensation provided to our executive officers, including:

— the purpose of each element of compensation;

— why we elect to pay each element of compensation;

— how we determine the levels or payout opportunities for each element; and

— decisions on final payments for each element and how these align with performance

•	other compensation and benefit policies affecting our executive officers.

2018 Business Performance Highlights

The following is a list of certain of our 2018 business performance highlights, which are relevant when we consider and evaluate our compensation policies and the effectiveness of our philosophies.

•	Net income for the year ended December 31, 2018 of $13.8 million and basic and diluted earnings per share of $0.87 compared to $3.2 million and basic and diluted earnings per share of $0.27, for the year ended December 31, 2017.

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•	Total assets, deposits, and total loans for the Corporation as of December 31, 2018 were $1.3 billion, $980.4 million, and $986.0 million, respectively, compared to total assets of $1.2 billion, total deposits of $995.0 million, and total loans of $982.6 million as of the same date in 2017.

•	For the twelve months ended December 31, 2018, return on average assets was 1.12% and return on average equity was 8.51%, compared to 0.35% and 2.93%, respectively, for the twelve months ended December 31, 2017.

•	Non-performing loans increased to $11.6 million at December 31, 2018 from $7.0 million at December 31, 2017. Non-performing loans equaled 1.18% of loans at December 31, 2018, increasing from 0.71% of loans at December 31, 2017. Foreclosed real estate equaled $1.1 million at December 31, 2018, compared to $1.3 million at December 31, 2017.

•	For the year ended December 31, 2018, net charge-offs were $10,000, or 0.00% of average loans, compared to net charge offs of $944,000, or 0.13% of average loans in 2017. At December 31, 2018, the allowance for loan losses was $8.7 million, or 0.88% of total loans, as compared to $8.8 million, or 0.90% of total loans, at December 31, 2017.

•	Net interest margin was 4.19% for the year ending December 31, 2018, as compared to 4.09% for the year ending December 31, 2017.

When considering such results, we do not view such results in isolation and believe it is important to consider trends, anomalies, and strategic initiatives so that long-term shareholder interests can be appropriately aligned with our compensation practices and philosophies.

The Compensation Committee believes that the most effective compensation programs strive to accomplish the following objectives:

•	aligning the interests of the employee with those of the Corporation’s shareholders;
•	attracting and retaining talented individuals and top performers; and
•	motivating performance toward the achievement of short-term and long-term goals.

To meet these objectives, the Compensation Committee has carefully structured the Corporation’s compensation programs in the following manner:

•	base compensation levels benchmarked to, and competitive with, the 50th percentile of market, defined in terms of geography, company type, and company size, with actual base pay varying in a normal range around the 50th percentile based on individual performance and other factors;
•	annual incentive compensation that varies in a consistent manner with the achievement of both the financial and operating objectives of the Corporation and individual performance objectives, which together support our business strategy; in 2017 the Compensation Committee authorized the development of an annual cash incentive plan to be effective in 2018. A discretionary bonus was paid to the NEOs prior to 2018.
•	long-term incentive compensation (equity) that balances retention with the achievement of longer-term (minimum three year) financial and strategic goals;
•	executive benefits that are meaningful and competitive with, and comparable to, those offered by similar organizations; and

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•	an appropriate balance between base pay, short-term incentives, long-term incentives, and benefits that provides a total target compensation opportunity that generally aligns with the market 50th percentile.

In designing and administering the Corporation’s executive compensation program, the Compensation Committee strives to maintain an appropriate balance across all of the various compensation elements, realizing that at times some objectives may be more difficult to achieve than others, or even in conflict with others. In addition, external factors, such as the general state of the economy and the banking industry or legislative changes impacting executive compensation, may impact the effectiveness of existing approaches to executive compensation. Such events require ongoing monitoring and a careful reconsideration of existing approaches by the Compensation Committee. On an annual basis, the Compensation Committee carefully evaluates and, where appropriate, makes decisions and adjustments to future compensation programs in an effort to consistently implement the strategic objectives of executive compensation.

Process for Determining Named Executive Officer Compensation

Role of the Compensation Committee. The Compensation Committee administers the Corporation’s executive compensation program. Throughout 2018, the Compensation Committee included J. Gary Ciccone, Gerald W. Hayes (chairman), Alicia S. Hawk, John W. McCauley, and V. Parker Overton. The members of the Compensation Committee all qualify as “independent” directors in accordance with the requirements of NASDAQ and current SEC regulations.

The Compensation Committee is responsible for all compensation decisions for the Chief Executive Officer and the other NEOs. The Compensation Committee annually reviews the levels of compensation along with the performance results on goals and objectives relating to compensation for the NEOs. Based on this evaluation, the Compensation Committee makes decisions related to our executive compensation program with final approval by the Board, except where the Compensation Committee has otherwise been given final authority with respect to a specific component of compensation. Additionally, the Compensation Committee periodically reviews our incentive plans and other equity-based plans. The Compensation Committee reviews, adopts and submits to the Board any proposed arrangement or plan and any amendment to an existing arrangement or plan that provides or will provide benefits to the executive officers collectively or to an individual executive officer. The Compensation Committee has sole authority to retain and terminate compensation consultants and other advisors as it deems appropriate.

Compensation Program Risk. While the Compensation Committee did not formally review whether the compensation arrangements, agreements, and benefit plans of the Corporation made available to the NEOs and to all other employees of the Corporation unduly encourage those employees to take unnecessary and excessive risks that could threaten the financial condition of the Corporation, the Compensation Committee firmly believes that the compensation policies and practices in effect in 2018 did not encourage undue risk taking. The Compensation Committee will in the future review an inventory of its executive and non-executive compensation programs, with particular emphasis on incentive compensation plans or programs. The Committee will evaluate, with the assistance of appropriate officers of the Corporation, the primary components of its compensation plans and practices to identify whether those components, either alone or in combination, properly balance compensation opportunities and risk. The Compensation Committee will consider various risk-mitigating policies in connection with this analysis, including stock ownership requirements, incentive compensation, and a claw-back policy. The Committee expects to monitor and periodically evaluate our incentive compensation arrangements, agreements and benefit plans at least annually, as part of the Corporation’s oversight of risk management for the organization.

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Please see the discussion above the heading “Board’s Role in Risk Oversight” for additional discussion of our risk management practices.

Role of the Executive Officers. The Chief Executive Officer, with the assistance of the Corporation’s Chief Operating Officer, annually reviews the performance of the other NEOs, after which the Chief Executive Officer presents his conclusions and recommendations to the Compensation Committee for approval. The Compensation Committee has absolute discretion as to whether it approves the recommendations of the Chief Executive Officer or makes adjustments, as it deems appropriate. The Chief Executive Officer, Chief Financial Officer and Chief Operating Officer may also work with the Compensation Committee to gather and compile data needed for benchmarking purposes or for other analysis conducted by the Compensation Committee’s independent consultants and advisors.

Role of Compensation Consultant. In 2018, the Compensation Committee continued to engage Matthews, Young – Management Consulting (“Matthews, Young”) to serve as the Compensation Committee’s independent compensation consultant. The Compensation Committee has sole authority to retain, terminate and approve the fees of its compensation consultant. In its role as the Compensation Committee’s independent advisor, Matthews, Young attended Compensation Committee meetings and advised on matters including compensation program design, benchmarking compensation, and relative pay for performance. Matthews, Young also provided market data, analyses and advice regarding compensation of our NEOs and other executive officers. Matthews, Young has not provided any services to the Corporation other than executive compensation consulting services provided to the Compensation Committee. The Compensation Committee considered the independence of Matthews, Young in light of current SEC rules and NASDAQ listing standards and concluded that the work of Matthews, Young did not raise any conflict of interest.

Benchmarking. The Compensation Committee reviews competitive data for comparable executive positions in the market. External market data is used by the Compensation Committee as a point of reference in its executive pay decisions in conjunction with financial and individual performance data. In considering the competitive environment, the Compensation Committee reviews compensation information disclosed by a peer group of comparatively sized companies with which we compete for business and executive talent and information derived from published survey data that compares the elements of each named executive officer’s target total direct compensation to the market information for executives with similar roles. The Compensation Committee’s independent compensation consultant compiles this information and size-adjusts the published survey data to reflect our asset size in relation to the survey participants to more accurately reflect the scope of responsibility for each named executive officer.

The Compensation Committee, with input from its independent compensation consultant, annually reviews and selects the peer companies, which generally consist of publicly-traded, regional commercial bank holding companies. For 2018, the peer companies were selected primarily based upon the following criteria: (i) similar business operations and geographic footprint; (ii) assets and market capitalization between approximately one-half and two and one-half times our assets and market capitalization; and (iii) competitors for executive talent.

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For 2018 compensation purposes, our peer group consisted of the following companies:

		Total Assets
		(millions) as of
Company	City, State	9/30/2018
American National Bankshares	Danville, VA	$1,797
Auburn National Bancorporation	Auburn, AL	$809
Colony Bankcorp	Fitzgerald, GA	$1,184
Community Bankers Trust	Glen Allen, VA	$1,350
Eagle Financial Services	Berryville, VA	$778
Entegra Financial Corp.	Franklin, NC	$1,668
F&M Bank	Timberville, VA	$773
Fauquier Bankshares	Warrenton, VA	$669
First Community	Lexington, SC	$1,090
First Community Bancshares	Bluefield, VA	$2,265
First National	Strasburg, VA	$746
HopFed Bancorp	Hopkinsville, KY	$903
Kentucky Bancshares	Paris, KY	$1,050
Limestone Bancorp, Inc.	Louisville, KY	$1,046
MVB Financial	Fairmont, WV	$1,717
National Bankshares	Blacksburg, VA	$1,254
Peoples Bancorp of North Carolina	Newton, NC	$1,099
Premier Financial Bancorp	Huntington, WV	$1,101
Reliant Bancorp, Inc.	Brentwood, TN	$1,678
Security Federal	Aiken, SC	$902
SmartFinancial	Knoxville, TN	$2,050
Southern First Bancshares	Greenville, SC	$1,860
Summit Financial Group	Moorefield, WV	$2,131
Virginia National Bankshares	Charlottesville, VA	$626
Wilson Bank Holding Company	Lebanon, TN	$2,443
Median		$1,101
Select Bank and Trust	Dunn, NC	$1,251

Elements of Compensation. The components of the 2018 executive compensation program, as well as the type of compensation and the objectives of the compensation, are included in the table below:

Component	Type	Objective
Base Salary	Fixed	- Attract and retain executives
- Compensate executive for level of responsibility and experience

Short-Term (Annual) Incentives	Variable	- Reward achievement of the Corporation’s annual financial and operational goals
- Promote accountability and strategic decision-making

Long-Term Incentives	Variable	- Align management and shareholder goals by linking management compensation to share price over extended period
- Encourage long-term, strategic decision-making
- Reward achievement of long-term company performance goals
- Promote accountability
- Retain key executives

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Component	Type	Objective
Perquisites and Other Personal Benefits	Fixed	- Foster the health and wellbeing of executives and assist them in completing their accountabilities - Attract and retain executives

Retirement Income and Savings Plans	Fixed	- Retain key executives - Reward employee loyalty and long-term service

Post-Termination Compensation and Benefits	Fixed	- Attract and retain executives - Promote continuity in management

Base Salary. It is the Corporation’s philosophy that employees be paid a base salary that is competitive with the salaries paid by comparable organizations for comparable jobs based on each employee’s experience, performance and any other unique factors or qualifications. Generally, the Corporation has chosen to position cash compensation in a range around market median levels in order to remain competitive in attracting and retaining executive talent. The range is also benchmarked, and employees are paid within the market-benchmarked range based on their unique situation. Actual base salaries paid vary within a range based on performance over time. The allocation of total cash compensation between base salary and annual bonus or incentives is based on a variety of factors. In addition to the market positioning of the base salary and the mix of total compensation, the Compensation Committee also takes into consideration the following:

•	the executive’s performance;
•	the performance of the Corporation;

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•	the performance of the individual business or corporate function for which the executive is responsible;
•	the nature and importance of the position and role within the Corporation;
•	the scope of the executive’s responsibility; and
•	the current compensation package in place for the executive, including the executive’s current annual salary and potential awards under the Corporation’s incentive plan.

In December of 2018, the Compensation Committee reviewed total compensation of named executive officers against market peer data in a study prepared by Matthews, Young. Cumulative base salaries for the NEOs were determined to be within 2% of peer median, ranging from 92% of the median to 105% of the median.

Named Executive Officer	2017 Base Salary	2018 Base Pay	Total Adjustment

William L. Hedgepeth, II Chief Executive Officer	$352,896	$370,541	4.76%

Mark A. Jeffries, Chief Financial Officer	$213,210	$221,738	3.85%

Lynn H. Johnson, Chief Operating Officer	$210,045	$220,547	4.76%

W. Keith Betts, Chief Banking Officer	$210,000	$218,400	3.85%

D. Richard Tobin, Jr. Chief Credit Officer	$208,358	$216,693	3.85%

Base pay increases for the NEOs in 2018 ranged from 3.85% to 4.76%, as reflected in the above table.

Annual Cash Incentive Plan. In consultation with Matthews, Young during 2017 and early 2018, the Compensation Committee concluded that a formalized plan with well-defined and clearly communicated objectives strengthens the link between performance and compensation. The Compensation Committee is also interested in shifting the pay mix of NEOs to increase the at-risk portion of total pay linked to performance objectives defined on an annual basis and not as heavily weighted on the guaranteed base salary.

For 2018, an annual cash incentive plan was developed, with our compensation consultants’ guidance, to subject a portion of our NEOs’ annual cash compensation to achievement of pre-established performance targets to ensure the continued alignment of executive compensation, Corporation performance, and strategic goal attainment. Annual incentive cash payouts reflect the extent to which annual targets for performance goals are met or exceeded. Targets for performance goals are set with the intent that achievement will ultimately result in enhancement to shareholder value. When determining the targets, the Compensation Committee considers past financial performance of the Corporation and its internal estimates of the current’s year planned financial performance. Growth expectations as well as improved profitability and operating efficiencies are the gauge by which meaningful targets are set and executive performance is measured.

In the annual cash incentive plan effective in 2018, the Compensation Committee used a range of performance levels when setting cash incentive targets. The range establishes a minimum (Base) level of performance required to earn a cash payout and a maximum (Objective) level required to earn the maximum payout for that measured performance objective. The performance levels are set relative to the prior fiscal year’s actual results and current fiscal year projections. Another factor considered when setting the performance levels is the bank’s relative rank (above median) on key performance indicators when compared to its peers. The Base performance level is the minimum performance level required for any cash incentive payout, while the Objective level of performance is set at a high level of performance that requires significant efforts and exceptional execution to achieve.

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The individually weighted measured performance objectives in 2018 for the named executive officers were:

•	Achievement of pre-tax, pre-incentive net income
•	Growth of average bank-wide loan portfolio
•	Growth of average bank-wide core deposits
•	Maintenance of non-interest income as a specific percentage of revenues
•	Reduction in operating expenses as measured by efficiency ratio
•	Limiting non-performing assets to an acceptable level of total assets
•	Maintaining an acceptable overall CAMELs rating

Calculating Annual Incentive Awards. Each year a targeted percentage of base salary will be determined for each NEO as the maximum incentive possible to be earned under the plan. For 2018, the maximum targeted percentage of base salary that could be earned by each NEO was thirty percent (30%). The formula used to calculate the payment to be awarded to a named executive officer under the 2018 annual incentive plan was:

Base Salary × Target Percentage of Base Salary × Company Achievement of Pre-tax, Pre-Incentive Net Income × Percentage Achievement of Weighted Performance Objectives

The 2018 performance goals for short-term incentive compensation were chosen because each of the goals strongly aligned with the overall business objectives of the Corporation for the year and with the Corporation’s overall strategic plan. However, after determination that the earned payouts from the 2018 incentive plan based on actual performance results during 2018 would be minimal or non-existent for each of the NEOs, the Compensation Committee decided to exercise its discretion to substitute a discretionary cash bonus for any de minimis payout under the 2018 cash incentive award. The Compensation Committee felt the results of the newly instituted annual cash incentive plan were not commensurate with the overall performance of the bank in 2018 and the accomplishments achieved related to the acquisition of the Carolina Premier Bank franchise completed in late 2017. As a result, the Compensation Committee elected to grant discretionary cash bonus awards to the NEOs, consistent with prior years’ practices.

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Long-Term Equity Awards. The Compensation Committee believes that the Corporation’s executive compensation program should include a meaningful equity-based component because this best aligns the interests of our executives with those of the Corporation’s shareholders. In 2018, shareholders approved the 2018 Omnibus Stock Incentive Plan (the “2018 Plan”). Under the 2018 Plan, awards may be granted from time to time and may be in the form of stock options, stock units, stock awards, stock appreciation rights, and other stock-based awards. Effective with shareholder approval of the 2018 Plan, the 2010 Omnibus Stock Ownership and Long Term Incentive Plan (“2010 Plan”) was discontinued prohibiting any further grants from the plan. Any outstanding option awards previously made under the 2010 Plan will continue under the terms of the prior grant until the individual option award is exercised, terminates, or expires.

The Compensation Committee carefully considers the following factors when determining the type and amount of equity to award:

•	prior awards issued to the NEO;
•	the current amount and intrinsic value of unvested equity held by the NEO;
•	current number of shares owned by the NEO;
•	proportion of total compensation on an annual basis consisting of equity awards; and
•	peer market data on the median level of equity awarded to comparable positions.

The Compensation Committee considers long-term equity-based compensation to be critical to the alignment of executive compensation with shareholder value creation. Therefore, a market competitive, long-term equity-based incentive component is an integral part of our overall executive compensation program. Long-term equity incentive opportunities are established based on competitive market practices. During calendar year 2018, the Committee did not make any long-term equity awards to the NEOs. However, stock options were granted to the NEOs in January of 2017, which awards time vest over a period of five years.

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Perquisites. We provide our NEOs with customary perquisites offered to similar executives in our industry, including a company car or travel allowances where necessary, 401(k) plan contributions, buy-back of unused vacation, family health coverage, and club memberships for certain NEOs. In 2018, the aggregate cost of all perquisites for all our named executive officers was approximately $148,063. No individual named executive officer received a total value of perquisites in excess of $66,828 during 2018. Additional details on perquisites are provided in a supplementary table to the Summary Compensation Table included in this Proxy Statement.

We view certain perquisites as being beneficial to the Corporation, in addition to being directly compensatory to the executive officers. For example, the club memberships are regularly used in the general course of our business, such as for business meetings and entertaining. Corporation cars and travel allowances provided to executive officers are used primarily for business purposes. In addition, these perquisites, as a minor expense to the Corporation, provide a useful benefit in our efforts to recruit, attract, and retain top executive talent.

Health and Welfare Plans. The named executive officers are eligible to participate in Corporation-sponsored benefit plans on the same terms and conditions as those generally provided to salaried employees. Basic health benefits, dental benefits, and similar programs are provided to make certain that access to healthcare and income protection is available to our employees and their family members. Health benefits also include a Section 125 plan or a health savings account to provide for pre-tax deferral for non-reimbursable health expenses. The cost of Corporation-sponsored benefit plans is negotiated with the providers of such benefits, and the executive officers contribute to the cost of the benefits.

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Employment Agreements

As of December 31, 2018, the Corporation and Select Bank & Trust were party to employment agreements with each of the named executive officers: William L. Hedgepeth II, Mark A. Jeffries, Lynn H. Johnson, W. Keith Betts, and D. Richard Tobin. The agreements establish the scope, terms, and conditions of each employee’s employment by the Corporation and Select Bank & Trust. The following discussion summarizes the employment agreements as in effect at December 31, 2018, and is qualified in its entirety by reference to the employment agreements as filed with the Securities and Exchange Commission. Additional quantitative disclosure and discussion regarding the amounts payable pursuant to the agreements is included in the Summary Compensation Table and related sections that follow, including the subsection entitled “Potential Payments Upon Termination or Change in Control.”

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Employment Agreement with William L. Hedgepeth II

The Corporation has entered into an employment agreement with William L. Hedgepeth II as its President and Chief Executive Officer, which was in effect during 2018. The employment agreement includes customary non-competition and confidentiality covenants, establishes Mr. Hedgepeth’s duties and compensation, and provides for his continued employment with the Corporation.

Base Salary. During 2018, Mr. Hedgepeth was paid an annual salary of $370,541 under his agreement. Mr. Hedgepeth is also entitled to receive cash bonuses on an annual basis as determined by the Board of Directors or the Compensation Committee.

Benefits. Mr. Hedgepeth is entitled to participate in any and all retirement and employee benefit plans maintained by the Corporation on behalf of its employees, as well as fringe benefits normally associated with Mr. Hedgepeth’s position with the Corporation or made available to all other employees. In addition, the Corporation has agreed to provide Mr. Hedgepeth with the following benefits:

•	Five weeks of paid vacation leave per year;
•	Reimbursement for reasonable expenses incurred in the performance of his duties under the employment agreement;
•	Payment of monthly dues associated with membership in a country club;
•	Major medical insurance, dental insurance and eyecare insurance coverage for Mr. Hedgepeth and his immediate family;
•	Short- and long-term disability insurance coverage in an amount equal to at least current base salary;
•	Participation in incentive and bonus compensation plans;
•	Participation in all savings, pension and retirement plans (including the bank’s 401(k) savings plan); and
•	A car allowance of $1,000 per month.

Term. Mr. Hedgepeth’s employment agreement, dated January 9, 2008, provides for an initial term of three (3) years, with the term being extended for an additional one year on each anniversary of the agreement’s signing unless there is an affirmative decision not to renew the contract by the Board of Directors or by Mr. Hedgepeth given no later than ninety (90) days prior to the anniversary date. Absent notification of non-renewal, the term remaining on his employment agreement will never be less than 2 years.

Covenants. Mr. Hedgepeth’s employment agreement also includes certain restrictive covenants that limit Mr. Hedgepeth’s ability to compete with the Corporation and to solicit, or attempt to solicit, certain customers and any employee of the Corporation and its subsidiaries and affiliates for a period of twelve months after termination by Mr. Hedgepeth of his employment without good reason or to divulge certain confidential information concerning the Corporation for any purpose other than as necessary in performance of his duties to the Corporation. Mr. Hedgepeth’s covenants not to compete contained in the agreement may, in some instances, extend beyond twelve months or, such as upon a “change in control” of the Corporation, become null and void.

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Change in Control Benefits. Mr. Hedgepeth is also entitled to certain benefits in the event of a change in control of the Corporation. A change in control means any of the following events:

•	The acquisition by any “person” (as such term is defined in section 7(j)(8)(A) of the Change in Bank Control Act of 1978), directly or indirectly, of beneficial ownership of voting stock representing 25% or more of any class of voting securities of the Corporation, or the acquisition of control of the election of a majority of the directors of the Corporation;
•	The consolidation or merger of the Corporation with or into another entity where the Corporation is not the surviving corporation; or
•	The sale or transfer of all or substantially all of the assets of the Corporation to another entity.

If the Corporation terminates Mr. Hedgepeth’s employment other than for cause or disability or Mr. Hedgepeth terminates his employment following an “adverse change” in his employment, in either case, within one year after a change in control, then Mr. Hedgepeth will be entitled to receive a lump sum cash payment equal to 299% of his “base amount,” as that term is defined in section 280G of the Internal Revenue Code of 1986, as amended (the “Code”).

For purposes of Mr. Hedgepeth’s employment agreement an “adverse change” includes any of the following events:

•	If Mr. Hedgepeth is assigned duties and/or responsibilities that are inconsistent with his position, duties, responsibilities, or status at the time of the change in control or with his reporting responsibilities or titles with the bank in effect at such time;
•	If Mr. Hedgepeth’s annual base salary is reduced below the amount in effect as of the effective date of the change in control;
•	If Mr. Hedgepeth’s life insurance, major medical insurance, disability insurance, dental insurance, stock option plans, stock purchase plans, deferred compensation plans, management retention plans, retirement plans, or similar plans or benefits being provided by the Corporation to the executive as of the effective date of the change in control are reduced in their level, scope, or coverage, or any such insurance, plans, or benefits are eliminated, unless such reduction or elimination applies proportionately to all salaried employees of the Corporation who participated in such benefits prior to such change in control; or
•	If Mr. Hedgepeth is transferred or required to report on a daily basis to a location more than 20 miles from Dunn, North Carolina or Fayetteville, North Carolina, without his express written consent.

Employment Agreement with Mark A. Jeffries

The Corporation has entered into an employment agreement with Mark A. Jeffries as its Executive Vice President and Chief Financial Officer, which was in effect during 2018. The employment agreement includes customary non-competition and confidentiality covenants, establishes Mr. Jeffries’ duties and compensation, and provides for his continued employment with the bank.

Base Salary. During 2018, Mr. Jeffries was paid an annual salary of $221,738 under his agreement. Mr. Jeffries is also entitled to receive cash bonuses on an annual basis as determined by the Board of Directors or the Compensation Committee.

Benefits. Mr. Jeffries is entitled to participate in any and all retirement and employee benefit plans maintained by the bank on behalf of its employees, as well as fringe benefits normally associated with his position with the bank or made available to all other employees. In addition, the bank has agreed to provide Mr. Jeffries with the following benefits:

•	Five weeks of paid vacation leave per year;

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•	Reimbursement for reasonable expenses incurred in the performance of his duties under the employment agreement;
•	Major medical insurance at least equivalent to that which is generally provided to active full-time employees of the bank;
•	Participation in incentive and bonus compensation plans; and
•	Participation in all savings, pension and retirement plans (including the bank’s 401(k) savings plan).

Term. The initial term of Mr. Jeffries’s employment agreement was three years from the original effective date of September 25, 2014, with such term being automatically extended for an additional year on each anniversary of the agreement’s effective date, unless written notice of non-renewal of the term is received by either party no later than sixty (60) days prior to renewal. Absent notification of non-renewal, the term remaining on his employment agreement will never be less than 2 years.

Covenants. Mr. Jeffries’s employment agreement also includes certain restrictive covenants that limit Mr. Jeffries’s ability to compete with the Corporation and to solicit, or attempt to solicit, certain customers and any employee of the Corporation and its subsidiaries and affiliates for a period of twelve months after any termination by Mr. Jeffries’s of his employment or to divulge certain confidential information concerning the Corporation for any purpose other than as necessary in performance of his duties to the Corporation. Mr. Jeffries’s covenants not to compete contained in the agreement may, in some instances, extend beyond twelve months if he is entitled to severance benefits for a period that extends beyond twelve months.

Change in Control Benefits. Mr. Jeffries is also entitled to certain benefits in the event of a “change in control” of the Corporation. A change in control means a “change in control event” as defined in Treasury Regulation section 1.409A-3(i)(5), promulgated under section 409A of the Code. If the bank terminates Mr. Jeffries’s employment other than for cause or disability or Mr. Jeffries terminates his employment following a “termination event,” in either case within one year after a change in control, then Mr. Jeffries will be entitled to receive a lump sum cash payment equal to 200% of his “base amount,” as that term is defined in Code section 280G.

For purposes of Mr. Jeffries’s employment agreement, a “termination event” includes any of the following events:

•	If Mr. Jeffries is assigned duties and/or responsibilities that are inconsistent with his position, duties, responsibilities, or status at the time of the change in control or with his reporting responsibilities or titles with the bank in effect at such time;
•	If Mr. Jeffries’s annual base salary is reduced below the amount in effect as of the effective date of the change in control;
•	If Mr. Jeffries’s life insurance, major medical insurance, disability insurance, dental insurance, stock option plans, stock purchase plans, deferred compensation plans, management retention plans, retirement plans, or similar plans or benefits being provided by the Corporation as of the effective date of the change in control are reduced in their level, scope, or coverage, or any such insurance, plans, or benefits are eliminated, unless such reduction or elimination applies proportionately to all salaried employees of the Corporation who participated in such benefits prior to such change in control; or
•	If Mr. Jeffries is transferred to a location outside of Harnett County, North Carolina, without his express written consent.

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Employment Agreement with Lynn H. Johnson

The Corporation has entered into an employment agreement with Lynn H. Johnson as its Executive Vice President and Chief Operating Officer, which was in effect during 2018. The employment agreement includes customary non-competition and confidentiality covenants, establishes Ms. Johnson’s duties and compensation, and provides for her continued employment with the bank.

Base Salary. During 2018, Ms. Johnson was paid an annual salary of $220,547 under her agreement. Ms. Johnson is also entitled to receive cash bonuses on an annual basis as determined by the Board of Directors or the Compensation Committee.

Benefits. Ms. Johnson is entitled to participate in any and all retirement and employee benefit plans maintained by the bank on behalf of its employees, as well as fringe benefits normally associated with her position with the bank or made available to all other employees. In addition, the bank has agreed to provide Ms. Johnson with the following benefits:

•	Five weeks of paid vacation leave per year;
•	Reimbursement for reasonable expenses incurred in the performance of her duties under the employment agreement;
•	Major medical insurance at least equivalent to that which is generally provided to active full-time employees of the bank;
•	Participation in incentive and bonus compensation plans; and
•	Participation in all savings, pension and retirement plans (including the bank’s 401(k) savings plan).

Term. The initial term of Ms. Johnson’s employment agreement was three years from the original effective date of October 3, 2014, with such term being automatically extended for an additional year on each anniversary of the agreement’s effective date, unless written notice of non-renewal of the term is received by either party no later than sixty (60) days prior to renewal. Absent notification of non-renewal, the term remaining on her employment agreement will never be less than 2 years.

Covenants. Ms. Johnson’s employment agreement also includes certain restrictive covenants that limit Ms. Johnson’s ability to compete with the Corporation and to solicit, or attempt to solicit, certain customers and any employee of the Corporation and its subsidiaries and affiliates for a period of up to twelve months after termination by Ms. Johnson without cause or to divulge certain confidential information concerning the Corporation for any purpose other than as necessary in performance of her duties to the Corporation. Ms. Johnson’s covenants not to compete contained in the agreement may, in some instances, extend beyond twelve months if she is entitled to severance benefits for a period that extends beyond twelve months.

Change in Control Benefits. Ms. Johnson is also entitled to certain benefits in the event of a “change in control” of the Corporation. A change in control means a change in control event as defined in Treasury Regulation § 1.409A-3(i)(5), promulgated under Section 409A of the Code. If the bank terminates Ms. Johnson’s’ employment other than for cause or disability or Ms. Johnson terminates her employment following a “termination event,” in either case within one year after a change in control, then Ms. Johnson will be entitled to receive a lump sum cash payment equal to 299% of her “base amount,” as that term is defined in the Code. On February 23, 2018, the Corporation and Ms. Johnson executed an amendment to her employment agreement that increased her change in control benefit from 200% to 299% of her base amount, to be more in line with executives commensurate with her role in community banks of similar size and complexity.

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For purposes of Ms. Johnson’s employment agreement, a “termination event” includes any of the following events:

•	If Ms. Johnson is assigned duties and/or responsibilities that are inconsistent with her position, duties, responsibilities, or status at the time of the change in control or with her reporting responsibilities or titles with the bank in effect at such time;
•	If Ms. Johnson’s annual base salary is reduced below the amount in effect as of the effective date of the change in control;
•	If Ms. Johnson’s life insurance, major medical insurance, disability insurance, dental insurance, stock option plans, stock purchase plans, deferred compensation plans, management retention plans, retirement plans, or similar plans or benefits being provided by the Corporation as of the effective date of the change in control are reduced in their level, scope, or coverage, or any such insurance, plans, or benefits are eliminated, unless such reduction or elimination applies proportionately to all salaried employees of the Corporation who participated in such benefits prior to such change in control; or
•	If Ms. Johnson is transferred to a location outside of Harnett County, North Carolina, without her express written consent.

Employment Agreement with D. Richard Tobin, Jr.

The Corporation has entered into an employment agreement with D. Richard Tobin, Jr. as its Executive Vice President and Chief Credit Officer, which was in effect during 2018. The employment agreement includes customary non-competition and confidentiality covenants, establishes Mr. Tobin’s duties and compensation, and provides for his continued employment with the bank.

Base Salary. During 2018, Mr. Tobin was paid an annual salary of $216,693 under his agreement. Mr. Tobin is also entitled to receive cash bonuses on an annual basis as determined by the Board of Directors or the Compensation Committee.

Benefits. Mr. Tobin is entitled to participate in any and all retirement and employee benefit plans maintained by the bank on behalf of its employees, as well as fringe benefits normally associated with his position with the bank or made available to all other employees. In addition, the bank has agreed to provide Mr. Tobin with the following benefits:

•	Five weeks of paid vacation leave per year;
•	Reimbursement for reasonable expenses incurred in the performance of his duties under the employment agreement;
•	Major medical insurance at least equivalent to that which is generally provided to active full-time employees of the bank;
•	Participation in incentive and bonus compensation plans;
•	Participation in all savings, pension and retirement plans (including the bank’s 401(k) savings plan); and
•	A monthly car allowance of $750.00.

Term. The initial term of Mr. Tobin’s employment agreement was two years from the original effective date of April 3, 2012. The current term of Mr. Tobin’s employment agreement is one year; the term of his agreement automatically extends for an additional year each April 3 unless written notice of non-renewal is received by either party no later than ninety (90) days prior to such renewal date.

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Covenants. Mr. Tobin’s employment agreement also includes certain restrictive covenants that limit Mr. Tobin’s ability to compete with the Corporation and to solicit, or attempt to solicit, certain customers and any employee of the Corporation and its subsidiaries and affiliates for a period of twelve months after any termination by Mr. Tobin or to divulge certain confidential information concerning the Corporation for any purpose other than as necessary in performance of his duties to the Corporation. Mr. Tobin’s covenants not to compete contained in the agreement may, in some instances, extend beyond twelve months if he is entitled to severance benefits for a period that extends beyond twelve months.

Change in Control Benefits. Mr. Tobin is also entitled to certain benefits in the event of a “change in control” of the Corporation. A change in control means a change in ownership or effective control as defined in section 409A of the Code. If the bank terminates Mr. Tobin’s employment other than for cause or disability or Mr. Tobin terminates his employment following a “termination event,” in either case within one year after a change in control, then Mr. Tobin will be entitled to receive a lump sum cash payment equal to 299% of his “base amount,” as that term is defined in the Code.

For purposes of Mr. Tobin’s employment agreement, a “termination event” includes any of the following events:

•	If Mr. Tobin is assigned duties and/or responsibilities that are inconsistent with his position, duties, responsibilities, or status at the time of the change in control or with his reporting responsibilities or titles with the bank in effect at such time;
•	If Mr. Tobin’s annual base salary is reduced below the amount in effect as of the effective date of the change in control;
•	If Mr. Tobin’s life insurance, major medical insurance, disability insurance, dental insurance, stock option plans, stock purchase plans, deferred compensation plans, management retention plans, retirement plans, or similar plans or benefits being provided by the Corporation as of the effective date of the change in control are reduced in their level, scope, or coverage, or any such insurance, plans, or benefits are eliminated, unless such reduction or elimination applies proportionately to all salaried employees of the Corporation who participated in such benefits prior to such change in control; or
•	If Mr. Tobin is transferred to a location outside of Cumberland County, North Carolina and Harnett County, North Carolina, without his express written consent.

Employment Agreement with W. Keith Betts

The Corporation has entered into an employment agreement with W. Keith Betts as its Executive Vice President and Chief Banking Officer, which became effective on January 11, 2017. The employment agreement includes customary non-competition and confidentiality covenants, establishes Mr. Betts’s duties and compensation, and provides for his continued employment with the bank.

Base Salary. During 2018, Mr. Betts was paid an annual salary of $218,400 under his agreement. Mr. Betts is also entitled to receive cash bonuses on an annual basis as determined by the Board of Directors or the Compensation Committee.

Benefits. Mr. Betts is entitled to participate in any and all retirement and employee benefit plans maintained by the bank on behalf of its employees, as well as fringe benefits normally associated with his position with the bank or made available to all other employees. In addition, the bank has agreed to provide Mr. Betts with the following benefits:

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•	Five weeks of paid vacation leave per year;
•	Reimbursement for reasonable expenses incurred in the performance of his duties under the employment agreement;
•	A monthly allowance of $1,000 for travel related expenses
•	Major medical insurance at least equivalent to that which is generally provided to active full-time employees of the bank;
•	Participation in incentive and bonus compensation plans; and
•	Participation in all savings, pension and retirement plans (including the bank’s 401(k) savings plan).

Term. The initial term of Mr. Betts’s employment agreement was three years from the original effective date of January 11, 2017, with such term being automatically extended for an additional year on each anniversary of the agreement’s effective date, unless written notice of non-renewal of the term is received by either party no later than sixty (60) days prior to renewal. Absent notification of non-renewal, the term remaining on his employment agreement will never be less than 2 years.

Covenants. Mr. Betts’s employment agreement also includes certain restrictive covenants that limit Mr. Betts’s ability to compete with the Corporation and to solicit, or attempt to solicit, certain customers and any employee of the Corporation and its subsidiaries and affiliates for a period of twelve months after termination by Mr. Betts without cause or to divulge certain confidential information concerning the Corporation for any purpose other than as necessary in performance of his duties to the Corporation. Mr. Betts’s covenants not to compete contained in the agreement may, in some instances, extend beyond twelve months if he is entitled to severance benefits for a period that extends beyond twelve months.

Change in Control Benefits. Mr. Betts is also entitled to certain benefits in the event of a “change in control” of the Corporation. A change in control means a change in control event as defined in Treasury Regulation section 1.409A-3(i)(5), promulgated under section 409A of the Code. If the bank terminates Mr. Betts’s employment other than for cause or disability or Mr. Betts terminates his employment following a “termination event,” in either case within one year after a change in control, then Mr. Betts will be entitled to receive a lump sum cash payment equal to 200% of his “base amount,” as that term is defined in Code section 280G.

For purposes of Mr. Betts’s employment agreement, a “termination event” includes any of the following events:

•	If Mr. Betts is assigned duties and/or responsibilities that are inconsistent with his position, duties, responsibilities, or status at the time of the change in control or with his reporting responsibilities or titles with the bank in effect at such time;
•	If Mr. Betts’s annual base salary is reduced below the amount in effect as of the effective date of the change in control;
•	If Mr. Betts’s life insurance, major medical insurance, disability insurance, dental insurance, stock option plans, stock purchase plans, deferred compensation plans, management retention plans, retirement plans, or similar plans or benefits being provided by the Corporation as of the effective date of the change in control are reduced in their level, scope, or coverage, or any such insurance, plans, or benefits are eliminated, unless such reduction or elimination applies proportionately to all salaried employees of the Corporation who participated in such benefits prior to such change in control; or
•	If Mr. Betts is transferred to a location outside of New Hanover County, North Carolina, without his express written consent.

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Compensation Committee Report

The Compensation Committee has reviewed and discussed, among other things, the Compensation Discussion and Analysis contained in this proxy statement with the Corporation’s management. Based on such review and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation Committee:

Gerald W. Hayes (chairman)
J. Gary Ciccone
Alicia S. Hawk
John W. McCauley
V. Parker Overton

SUMMARY COMPENSATION AND OTHER TABLES

Summary Compensation Table

The Summary Compensation Table below sets forth the total compensation awarded to, earned by or paid to our named executive officers for 2016, 2017, and 2018.

Name and Principal Position		Base Salary	Bonus (1)	Option Awards (2)	Other Compensation (3)	Total Compensation
	2018	$370,541	$25,000	$-	$66,828	$462,369
William L. Hedgepeth, II	2017	$352,896	$-	$72,938	$83,325	$509,160
President and Chief Executive Officer	2016	$352,896	$10,000	$62,295	$62,487	$487,679

	2018	$221,738	$12,000	$-	$7,474	$241,212
Mark A. Jeffries	2017	$213,210	$7,000	$22,184	$13,724	$256,118
EVP - Chief Financial Officer	2016	$206,000	$3,500	$-	$15,445	$224,945

	2018	$220,547	$25,000	$-	$22,362	$267,909
Lynn H. Johnson	2017	$210,045	$7,500	$22,184	$35,371	$275,100
EVP - Chief Operating Officer	2016	$201,000	$5,000	$41,530	$6,072	$253,602

	2018	$218,400	$12,000	$-	$28,539	$258,939
W. Keith Betts	2017	$210,000	$7,500	$8,979	$27,045	$253,524
EVP - Chief Banking Officer	2016	$-	$-	$-	$-	$-

	2018	$216,693	$12,000	$-	$22,861	$251,554
D. Richard Tobin Jr.	2017	$208,358	$7,000	$14,261	$33,066	$262,685
EVP - Chief Credit Officer	2016	$200,344	$3,500	$-	$21,371	$225,215

(1)	Reflects discretionary cash bonus awards made by the Compensation Committee.
(2)	Calculated in accordance with FASB ASC Topic 718 and represents the fair value of stock options awarded based on the market price of the Corporation’s common stock on the date of grant of such award; the values do not represent actual cash compensation earned. The assumptions used in estimating the fair value of stock options are set forth in Note P to the Corporation’s audited consolidated financial statements for the year ended December 31, 2018.

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(3)	Details on the amounts reported for “All Other Compensation” in 2018 are set forth in the following supplementary table:

	Details on All Other Compensation Reported in the Summary Compensation Table for 2018
Named Executive Officer	Auto Provision	Country Club Membership and Dues	Director Fees	Employer 401(k) Match	Life Insurance	Family Health Insurance	Total Other Comp

William L. Hedgepeth, II; President, CEO	$12,000	$4,435	$13,000	$18,500	$102	$18,791	$66,828

Mark A. Jeffries; Chief Financial Officer	$-	$-		$7,372	$102		$7,474

Lynn A. Johnson; Chief Operating Officer	$9,000	$-		$13,260	$102		$22,362

W. Keith Betts; Chief Banking Officer	$12,000	$4,188		$11,468	$883		$28,539

D. Richard Tobin, Jr.; Chief Credit Officer	$9,000	$-		$13,759	$102		$22,861

Grants of Plan-Based Awards. There were no grants made to our named executive officers during 2018 out of the Corporation’s 2018 Omnibus Stock Incentive Plan.

The table below shows grants made under the Corporation’s newly established annual cash incentive plan, which plan is discussed previously in this proxy statement in the “Compensation Discussion and Analysis” section above. No cash payouts were made to the named executive officers under the below listed awards with respect to performance achieved during 2018.

		Estimated future payouts under non-equity incentive plan awards (1)
Name	Grant Date	Performance Period	Threshold (Minimum)	Stretch (Maximum)

William L. Hedgepeth, II	8/7/2018	Annual 2018	$0.00	$111,162

D. Richard Tobin, Jr.	8/7/2018	Annual 2018	$0.00	$65,008

Lynn H. Johnson	8/7/2018	Annual 2018	$0.00	$66,165

W. Keith Betts	8/7/2018	Annual 2018	$0.00	$65,520

Mark A. Jeffries	8/7/2018	Annual 2018	$0.00	$66,522

(1) Threshold (i.e., minimum) and Stretch (i.e., maximum) potential payouts under the plan based on 30% of base salary for each executive participant in the plan. Determination of payout is based on percentage of pre-tax net income earned and acheivement of individually weighted key performance measures as described in the Compensation Discussion and Analysis section above.

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Outstanding Equity Awards. The following table sets forth certain information regarding vested and unvested stock options outstanding as of December 31, 2018. All of the Corporation’s outstanding stock options have been granted at 100% of fair market value on the date of grant.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

		Option Awards (1)
Named Executive Officer	Grant Date	Number of Securities Underlying Unexercised Options (#) Excercisable	Number of Securities Underlying Unexerecised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Options Exercise Price	Option Expiration Date

William L. Hedgepeth, II	9/6/2017	1,400	5,600		$11.27	9/6/2027
	1/24/2017	1,300	5,200		$10.15	1/24/2027
	2/23/2016	6,000	9,000		$8.04	2/23/2026
	2/11/2015	9,000	6,000		$6.93	2/11/2025
	2/22/2011	5,000			$5.03	2/22/2021
	1/4/2010	2,500			$5.19	1/4/2020

D. Richard Tobin, Jr.	1/24/2017	540	2,160		$10.15	1/24/2027
	2/19/2013	1,000			$6.30	2/19/2023

Lynn H. Johnson	1/24/2017	840	3,360		$10.15	1/24/2027
	2/23/2016	4,000	6,000		$8.04	2/23/2026
	2/11/2015	4,500	3,000		$6.93	2/11/2025
	1/18/2011	700			$5.25	1/18/2021

W. Keith Betts	1/24/2017	340	1,360		$10.15	1/24/2027
	4/14/2016	1,000	1,500		$8.12	4/14/2026

Mark A. Jeffries	1/24/2017	840	3,360		$10.15	1/24/2027

(1)	Options subject to a five-year vesting schedule whereby 20% of the shares subject to the option grant become exercisable on each anniversary of the grant date.

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Option Exercises and Stock Vested. Set forth below is a table detailing the number of shares of Corporation common stock for which options were exercised by a NEO during the fiscal year ended December 31, 2018 and the aggregate dollar value realized upon the exercise of such option, measured by the difference between the exercise price of the option and the market value of the stock on the date of exercise.

OPTION EXERCISES table

Stock Option Awards
Named Executive Officer	Date Exercised	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)

William L. Hedgepeth, II	5/18/2018	10,000	$49,300
	10/18/2018	150	$945
D. Richard Tobin, Jr.		-	-

Lynn H. Johnson		-	-

W. Keith Betts		-	-

Mark A. Jeffries		-	-

As of December 31, 2018, there were no stock awards outstanding to our named executive officers.

Potential Payments Upon Termination or Change in Control

The following discussion presents the potential payments for each named executive officer upon a termination of employment or change in control. Pursuant to applicable SEC rules, the analysis contained in this discussion does not consider or include payments made to a named executive officer with respect to contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms or operation in favor of named executive officers of the Corporation and that are available generally to all salaried employees. The actual amounts that would be paid upon a named executive officer’s termination of employment can only be determined at the time of such executive officer’s termination. Due to the number of factors that affect the nature and amount of any compensation or benefits provided upon the termination events, any actual amounts paid or distributed may be higher or lower than reported below. Among other factors that could affect these amounts are the timing during the year of any such event and our stock price.

In accordance with applicable SEC rules, the following discussion assumes that: (i) the termination event in question occurred on December 31, 2018; and (ii) with respect to calculations based on the Corporation’s stock price, the applicable price is $12.38, which was the reported closing price on NASDAQ of one share of the Corporation’s common stock on December 31, 2018.

The estimated payments and benefits that may be due to a named executive officer vary based on whether a termination of employment occurs independently of or in connection with a change in control of the Corporation. Triggered payments also vary depending on whether the employment termination is with or without “cause” and voluntary or involuntary. In general, other than salary and other compensation payable through the date of termination, our named executive officers will not generally be due under the employment agreements any additional special benefits if the executive experiences an involuntary termination for cause or the executive voluntarily terminates the executive’s own employment. Therefore, the discussion below will primarily discuss scenarios where the Corporation terminates a named executive officer’s employment without “cause” or the executive resigns for “good reason,” both inside and outside the context of a change in control of the Corporation.

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Non-Change in Control Employment Terminations. The employment agreements between the Corporation and all of the named executive officers require the Corporation to make certain severance payments and provide severance benefits to the applicable executive upon the termination of the executive’s employment by the Corporation without “cause.”

For purposes of the employment agreements, “cause” is generally defined as:

•	the executive’s material breach of the employment agreement or any other agreement with the bank;
•	the executive’s willful misconduct or gross negligence in connection with the performance of the executive’s duties or the Corporation’s business;
•	the violation of any state or federal law or of any rule, regulation or order by any governmental agency having jurisdiction over the bank or its subsidiaries;
•	the commission of an act of fraud, willful theft, embezzlement or similar act of proven dishonesty against the Corporation, regardless of conviction or criminal prosecution;
•	the conviction for a felony or criminal offense involving dishonesty or breach of trust or any offense in Section 19 of Federal Deposit Insurance Act;
•	if executive is removed, unacceptable or prohibited from participating in the conduct of the bank’s affairs by any banking regulatory agency; or
•	the occurrence of any event that results in executive being excluded from coverage, or having coverage limited as to executive compared to other covered employees, under the “bank’s blanket” bond or other fidelity bond or insurance policy covering its directors, officers, or employees.

The amount payable to each of the executives under the applicable employment agreement varies based on the length of the term remaining on the executive’s employment agreement at the time of the without cause termination by the Corporation. Additional detail regarding the amounts payable upon a termination without cause is set forth in the “Compensation and Benefits Payable Upon Termination Events” table and related footnotes provided below.

The employment agreements between the Corporation and some of the named executive officers also require that, upon the termination of an executive by reason of the executive’s death or disability, the Corporation pay to the applicable executive a pro-rata portion of the cash bonus, if any, that the executive would have earned for the fiscal year during which the executive’s termination occurred, based on the achievement of applicable performance goals.

Change in Control Employment Terminations. As discussed above, the employment agreements between the Corporation and all of the named executive officers require the Corporation to make certain severance payments and provide severance benefits to the applicable executive upon the termination of the executive’s employment with the Corporation by the executive following a “termination event” or “adverse change” (which are commonly referred to as a “good reason” termination) or by the Corporation without “cause,” in either case, if such termination occurs within twelve months following a change in control of the Corporation. Quantification of such payment amounts that would be payable to the applicable executive following a change in control are set forth in the “Compensation and Benefits Payable Upon Termination Events” table provided below.

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Additionally, all option awards previously granted under the 2010 Omnibus Stock Ownership and Long Term Incentive Plan automatically become fully vested upon the death or disability of the NEO, or upon the occurrence of a “change of control” (as defined in the 2010 Plan). Thereafter, such options are fully exercisable until the option terminates or expires in accordance with the terms and conditions of the applicable grant agreement and the 2010 Plan. As of December 31, 2018, no options had been granted to the named executive officers out of the Corporation’s 2018 Omnibus Stock Incentive Plan. The foregoing payments and benefits associated with a change in control may be subject to reduction under the named executive officers’ employment agreements in connection with certain tax matters. With the exception of Mr. Tobin’s agreement, all of the employment agreements provide that it is the intent of parties to the applicable agreement for such payments to be deductible to the employer for federal income tax purposes and not result in excise taxes. Therefore, any payments under the agreements that are deemed “parachute payments” as defined in section 280G(b)(2) of the Code shall be reduced to the minimum extent necessary that will result in no portion of the benefit payments being subject to the tax imposed by section 4999 of the Code or cause a disallowance of the compensation deduction for the Corporation. The payment amounts included in the table below are the amounts calculated prior to the application of any required reduction in such amounts due to the application of the foregoing Code section 280G “cutback,” which cutback, if any, will vary based on numerous factors at the time of consummation of any change in control. For purposes of section 409A of the Code, all of the named executive officers’ employment agreements are structured to be in compliance with payment timing and other relevant requirements.

Compensation and Benefits Payable Upon Termination Events	Involuntary without Cause(1)(2)	Voluntary or Involuntary For Cause	Change of Control (3)	Death	Disability(4)

William L. Hedgepeth, II

Base Salary	$770,725	$-	$1,149,076	$-	$650,725

Accrued Cash Bonus	$25,000	$-	$-	$-	$-

Medical health benefits	$55,235	$-	$-	$-	$51,944

Intrinsic value of unvested stock options (5)	$-	$-	$70,323	$70,323	$70,323
Total Benefit	$850,960	$-	$1,219,399	$70,323	$772,992
D. Richard Tobin, Jr.

Base Salary	$56,340	$-	$585,434	$-	$56,340

Cash Bonus	$12,000	$-	$-	$-	$-

Medical health benefits	$8,462	$-	$-	$-	$8,462

Intrinsic value of unvested stock options (5)	$-		$3,613	$3,613	$3,613
Total Benefit	$76,802	$-	$589,047	$3,613	$68,415

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Compensation and Benefits Payable Upon Termination Events	Involuntary without Cause(1)(2)	Voluntary or Involuntary For Cause	Change of Control (3)	Death	Disability(4)

Lynn H. Johnson

Base Salary	$630,765	$-	$564,682	$-	$-

Cash Bonus	$-	$-	$-	$-	$-

Medical health benefits	$-	$-	$-	$-	$-

Intrinsic value of unvested stock options (5)	$-	$-	$39,835	$39,835	$39,835
Total Benefit	$630,765	$-	$604,517	$39,835	$39,835
Mark A. Jeffries

Base Salary	$634,172	$-	$373,428	$-	$-

Cash Bonus	$-	$-	$-	$-	$-

Medical health benefits	$-	$-	$-	$-	$-

Intrinsic value of unvested stock options (5)	$-	$-	$5,620	$5,620	$5,620
Total Benefit	$634,172	$-	$379,048	$5,620	$5,620
W. Keith Betts

Base Salary	$454,272	$-	$410,160	$-	$-

Cash Bonus	$-	$-	$-	$-	$-

Medical health benefits	$-	$-	$-	$-	$-

Intrinsic value of unvested stock options (5)	$-	$-	$8,665	$8,665	$8,665
Total Benefit	$454,272	$-	$418,825	$8,665	$8,665

(1)	Assumes 12/31 termination. Amount payable under each agreement varies based on the term remaining on the applicable employment agreement and, accordingly, does not reflect the amount of severance benefit that may be payable had a termination occurred on a different date. Generally, the executive is entitled to a severance benefit equal to the remaining salary payable over the course of the remaining term of the agreement, as if such early termination had not occurred. With the exception of Mr. Hedgepeth, who will receive such amount in a lump sum payment within five business days of termination, the amount payable will be paid in installments in accordance with the bank’s normal payroll practices.
(2)	Mr. Hedgepeth is also entitled to the total benefit set forth in this column if he terminates his own employment with “good reason” (which is commonly equated to an involuntary separation from service). He will be entitled to terminate his own employment for “good reason” if: (i) there is any material adverse change or diminution in his compensation, office, title, duties, powers, authority, responsibilities, or reporting structure without his consent, (ii) there is any material adverse change or diminution in his compensation or benefits, (iii) he is required to relocate to a place of work more than twenty (20) miles from Fayetteville, North Carolina or Dunn, North Carolina without his consent, or (iv) the Corporation materially breaches the employment agreement and fails to cure such breach.
(3)	Cash compensation is payable in a lump sum amount on the first day of the seventh month after the qualifying employment termination following the change in control (absent the prior death of the NEO).
(4)	Assumes 12/31 termination. Amount payable under Mr. Hedgepeth’s and Mr. Tobin’s agreements varies based on the term remaining on the applicable employment agreement and, accordingly, does not reflect the amount of benefit that may be payable had a termination due to disability occurred on a different date. As referenced above, table does not reflect amounts that may be payable to our named executive officers under any benefit plan or other arrangement to the extent such plan or arrangement does not discriminate in scope, terms, or operation in favor of named executive officers of the Corporation and that are available generally to all salaried employees.

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(5)	Reflects accelerated vesting of outstanding stock options upon a “change in control” (as defined in the 2010 Plan), death, or disability pursuant to the terms of the underlying option grant agreements. The intrinsic value of the option award is based on a share price of $12.38, the closing price of the Corporation’s common stock as of December 31, 2018. The amounts presented for each named executive officer equal the total number of unvested awards that accelerate times the value of each award. Stock option value is $12.38 minus the specified exercise price of the option.

Principal Executive Officer Pay Ratio

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 mandated that the SEC promulgate a rule requiring public companies to disclose in their proxy statement the pay ratio between their principal executive officer and their median employee for the most recently completed fiscal year. In our case, the Corporation’s principal executive officer is William L. Hedgepeth II, our President and Chief Executive Officer.

More particularly, Item 402(u) of the SEC’s Regulation S-K requires that the following information about the 2018 annual total compensation of our CEO and the median employee be disclosed:

•	the annual total compensation of the median employee of all employees of the Corporation (other than Mr. Hedgepeth, our President and CEO) for 2018, which was $58,789;
•	the annual total compensation of the CEO, as reported in the Summary Compensation Table for 2018, which was $462,369;
•	the ratio of (i) the annual total compensation of the CEO to (ii) the annual total compensation of the median employee for 2018, which was 7.86 to 1.

The CEO pay ratio for any given year should not be viewed in isolation. In a 2018 survey of the Russell 3000 companies, the banking sector included four hundred twenty-five (425) banks with a median pay ratio of 41 to 1. The median pay ratio for the entire Russell 3000 sample of 2,322 companies was 73 to 1. It is difficult to compare companies even within the same industry due to factors such as geography, organizational and operational structure, location of workforce, and size of company to name a few.

In determining the Corporation’s 2018 CEO pay ratio, the Corporation utilized the same methodology that it utilized the previous fiscal year to identify the median employee for 2018. Below is a brief summary of the methodology utilized to determine the median employee of the Corporation:

•	All employees were included in the analysis as the Corporation has no employees based outside of the United States.
•	Consistent with the previous year’s calculation, the Corporation used the last day of the fiscal year, or December 31, 2018, as the fixed date for determining the Corporation’s median employee.
•	The median employee was identified using the following compensation measure, which the Corporation consistently applied to all its employees: (i) total cash compensation based on payroll records, plus (ii) any employer paid medical, dental, and life insurance premiums, plus (iii) employer-paid 401(k) match, plus (iv) FICA expense paid by employer.

Director Compensation

Board Fees. Each director receives a fee of $1,000 for each meeting of the Corporation’s Board of Directors attended, with the exception of the chairman, who receives $1,100 for each meeting of the Corporation’s Board of Directors attended. Members of all committees of the Board of Directors receive $400 for each committee meeting attended, with the exception of committee chairs, who receive $500 per committee meeting attended. In addition, all non-employee members of the Board of Directors receive a quarterly retainer of $2,000, with the exception of the chairman, who receives a quarterly retainer of $2,125.

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The Corporation has instituted a Directors’ Deferral Plan whereby individual directors may elect annually to defer receipt of all or a designated portion of their fees for the coming year. Directors’ fees deferred under the plan are used to purchase shares of the Corporation’s common stock by the administrator of the Deferral Plan, with such deferred compensation disbursed in the future as specified by the director at the time of his or her deferral election.

During 2018, the Corporation’s directors were also eligible to receive awards granted pursuant to the terms and conditions of the Corporation’s 2018 Omnibus Stock Incentive Plan. No stock options or other equity awards, however, were granted to directors during 2018.

The following table presents a summary of all compensation paid by the Corporation to its non-employee directors for their service as such during the year ended December 31, 2018.

DIRECTOR COMPENSATION TABLE

Name of Director(1)	Fees Earned or Paid in Cash	Option Awards	Total

J. Gary Ciccone	$39,000	$0	$39,000
Charles R. Davis	20,000	0	20,000
James H. Glen, Jr.	25,800	0	25,800
Oscar N. Harris	28,100	0	28,100
Alicia Speight Hawk	31,800	0	31,800
Gerald W. Hayes	23,400	0	23,400
Ronald V. Jackson	23,100	0	23,100
John W. McCauley	26,900	0	26,900
Carlie C. McLamb, Jr.	28,900	0	28,900
V. Parker Overton	23,200	0	23,200
Anthony E. Rand	26,200	0	26,200
Sharon L. Raynor	22,000	0	22,000
K. Clark Stallings	26,600	0	26,600
W. Lyndo Tippett	31,000	0	31,000
Seth M. Wilfong	19,000	0	19,000

(1)	Compensation paid to Mr. Hedgepeth, the Corporation’s only employee director, for his services as director is included in the Summary Compensation Table for named executive officers appearing above.

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Set forth below is information on the aggregate outstanding option awards, including both exercisable and unexercisable options, at the most recent fiscal year end for the Corporation’s non-employee directors.

OUTSTANDING EQUITY AWARDS AT December 31, 2018

FOR NON-EMPLOYEE DIRECTORS

	Outstanding Option Awards
Name	Number of securities underlying unexercised option awards	Option exercise price ($ per share)	Option Expiration Date

J. Gary Ciccone	7,000	$11.27	09/06/27

Charles R. Davis	—	—	—

James H. Glen, Jr.	3,342	4.22	12/17/19
	2,602	4.38	12/16/20
	2,739	4.93	12/15/21
	2,648	4.65	12/20/22
	7,000	11.27	09/06/27

Oscar N. Harris	7,000	11.27	09/06/27

Alicia Speight Hawk	2,958	4.22	12/17/19
	2,693	4.38	12/16/20
	2,693	4.93	12/15/21
	2,511	4.65	12/20/22
	7,000	11.27	09/06/27

Gerald W. Hayes	7,000	11.27	09/06/27

Ronald V. Jackson	7,000	11.27	09/06/27

John W. McCauley	7,000	11.27	09/06/27

Carlie C. McLamb, Jr.	7,000	11.27	09/06/27

V. Parker Overton	2,958	4.22	12/17/19
	2,602	4.38	12/16/20
	2,785	4.93	12/15/21
	2,511	4.65	12/20/22
	7,000	11.27	09/06/27

Anthony E. Rand	7,000	11.27	09/06/27

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OUTSTANDING EQUITY AWARDS AT December 31, 2018

FOR NON-EMPLOYEE DIRECTORS

	Outstanding Option Awards
Name	Number of securities underlying unexercised option awards	Option exercise price ($ per share)	Option Expiration Date

Sharon L. Raynor	7,000	11.27	09/06/27

K. Clark Stallings	2,575	4.22	12/17/19
	2,556	4.38	12/16/20
	2,602	4.93	12/15/21
	2,328	4.65	12/20/22
	7,000	11.27	09/06/27

W. Lyndo Tippett	7,000	11.27	09/06/27

Seth M. Wilfong	—	—	—

PROPOSAL 2: Advisory Vote to Approve

Named Executive Officer Compensation

Section 14A of the Exchange Act requires that the Corporation include in its proxy statement a resolution subject to a shareholder advisory vote on the compensation paid to the Corporation’s named executive officers as disclosed in this proxy statement (commonly referred to as a “say-on-pay” vote). The compensation paid to the Corporation’s named executive officers is disclosed in this proxy statement beginning with the section above entitled “Executive Compensation and Related Matters.” The compensation of the Corporation’s named executive officers is designed to enable the Corporation and its subsidiary bank to attract and retain talented and experienced senior executives to lead the Corporation successfully in a competitive banking environment.

Shareholders are being asked to cast a non-binding, advisory vote on the following resolution:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation paid to Select Bancorp, Inc.’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, compensation tables and the related narrative discussion in this proxy statement.”

This “say-on-pay” advisory vote is not binding on the Board of Directors. The vote will not be construed to overrule any previous action or decision made by the Corporation or the Board of Directors. Although non-binding, the Board of Directors and the Compensation Committee value constructive dialogue on executive compensation and other important governance topics and the opinions of the Corporation’s shareholders. The Board of Directors and the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding the Corporation’s executive compensation programs for its named executive officers.

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The last shareholder advisory vote on executive compensation took place at the 2016 annual meeting of shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” PROPOSAL 2 approving the ABOVE RESOLUTION REGARDING THE COMPENSATION PAID TO THE corporation’s NAMED EXECUTIVE OFFICERS.

PROPOSAL 3: Advisory Vote on

Frequency of Future Say-on-Pay Votes

Section 14A of the Exchange Act also requires that the Corporation’s shareholders have the opportunity to recommend how frequently shareholder advisory votes should be held to approve the compensation of the named executive officers. This Proposal 3, commonly known as a “say-on-frequency” vote, gives shareholders the opportunity to vote on how frequently shareholders should be given an opportunity to cast a “say-on-pay” vote in the Corporation’s future annual shareholder meetings (or any special shareholder meetings for which the Corporation must include executive compensation information in the proxy statement). Under this Proposal 3, shareholders have the following choices regarding how often the Corporation holds the say-on-pay vote: every year, every two years, every three years, or shareholders may choose to abstain.

The last, and only other, time that the Corporation was required to hold a “say-on-frequency” vote was at the 2013 annual meeting of shareholders. At that meeting, the Board recommended that shareholders approve holding the say-on-pay vote every three years. Shareholders agreed with the Board’s recommendation, with 50.2% of the votes cast favoring “every three years.” The next most favored choice by shareholders was “every year,” with 32.5% of shareholders electing that choice. Six years have now passed since the Corporation was required to hold its first “say-on-frequency” vote, and the Corporation has experienced some significant changes. For example, the Corporation has completed two whole bank mergers (one in 2014 and one in 2017) and, more recently in 2018, it completed a follow-on public offering of its common stock. Each of these events significantly changed the composition of the Corporation’s shareholder base.

The Compensation Committee and the Board recognize the importance of receiving regular input from shareholders on important issues such as executive compensation and believe that holding an annual say-on-pay vote is the best way to receive timely and direct feedback on the design of the Corporation’s executive compensation programs. Further, based on available industry data, including recent studies done by proxy advisory firms, the Board believes that the investor community now favors annual say-on-pay votes. Therefore, the Board of Directors recommends that a non-binding advisory say-on-pay vote be held every year. As stated above, this vote is advisory, meaning it will serve as a recommendation to the Board of Directors but will not be binding. Shareholders are not voting to approve or disapprove the recommendation of the Board of Directors. The alternative receiving the greatest number of votes – every year, every two years, or every three years – will be the frequency that shareholders recommend. The Board of Directors will take into account the outcome of the vote when considering how frequently to provide an advisory vote on executive compensation in the future. However, the Board of Directors may decide that it is in the best interests of the Corporation and its shareholders to select a frequency of advisory vote on executive compensation that differs from the alternative that receives the highest number of votes from shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE THAT FUTURE SAY-ON-PAY VOTES BE HELD “EVERY YEAR”.

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PROPOSAL 4: Elimination of Mandatory Retirement Age for Directors

Currently, Article III, Section 2 of the Corporation’s bylaws provides as follows: “Each director shall retire from the Board of Directors on the date of his or her eightieth (80th) birthday. Any vacancy created by such retirement shall be filled in accordance with the provisions of these Bylaws.” Subject to shareholder approval, the Board of Directors has approved, and recommends that the shareholders approve, an amendment to remove this language from Article III, Section 2 of the bylaws.

The Board of Directors is seeking shareholder approval to eliminate the mandatory retirement age for directors for several reasons. The Board believes that the ability of an individual to contribute to the deliberative process of the Board of Directors is dependent upon that individual’s judgment, insight, business acumen, and experience. In determining whether a particular individual should serve as a director, the Board believes that both the Board and shareholders should take into account all relevant factors in evaluating the individual, not limited solely to such person’s age. The Board does not believe that age alone should foreclose the opportunity of having a person serve as a director.

Furthermore, the mandatory retirement age will force the Corporation to lose the services of valuable board members with substantial knowledge of the Company’s history and operations. The Board believes these members are able to continue to make valuable contributions to the overall management, risk oversight, and strategic vision of the Company and that their forced retirement would not be in the best interests of shareholders. In particular, the Board of Directors notes its desire to retain the services of Oscar N. Harris, Anthony E. Rand, and W. Lyndo Tippett, each of whom will be turning 80 in 2019.

After considering these factors, the Board concluded that a specific retirement age is not necessary and may be counterproductive, and that the Corporation and its shareholders are best served by retaining the flexibility in electing or appointing directors without an age restriction.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” PROPOSAL 4 approving the amendment to the corporation’s bylaws to remove a mandatory retirement age.

PROPOSAL 5: Increase of Authorized Shares

General

The Corporation’s shareholders are being asked to approve an amendment to the Corporation’s articles of incorporation to increase the number of authorized shares of common stock that are available for issuance by the Corporation (which we refer to herein as the “Share Increase Amendment”). The Corporation’s articles of incorporation currently authorize the issuance of up to 25,000,000 shares of common stock. Approval of the Share Increase Amendment would increase the number of shares of authorized common stock to 50,000,000 shares. A copy of the proposed Articles of Amendment is attached hereto as Appendix A.

As of the close of business on March 15, 2019, there were 19,326,485 shares of common stock issued and outstanding. Additionally, as of such date, the Corporation had: (1) stock options outstanding covering 274,775 shares of the Corporation’s common stock pursuant to awards previously issued under the Corporation’s equity incentive plans and (2) 547,500 shares of the Corporation’s common stock that are reserved for issuance for awards not yet granted under the Corporation’s 2018 Omnibus Stock Incentive Plan. This leaves a balance of 4,851,240 shares that are authorized but unissued shares of common stock as of March 15, 2019 and that are not otherwise reserved for issuance for another purpose.

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Reasons for the Share Increase Amendment

The Corporation’s Board believes the Share Increase Amendment is advisable and in the best interests of the Corporation and its shareholders for several reasons. The proposed increase in authorized shares of common stock would ensure that a sufficient number of shares will be available, if needed, for issuance in connection with possible future transactions approved by the Corporation’s Board of Directors, including, among others, equity offerings, acquisitions, stock dividends or splits, stock incentive plans, and other corporate purposes. The Board believes that the availability of the additional shares for such purposes without delay will be beneficial to the Corporation by providing it with flexibility to consider and respond to future business opportunities and needs as they arise. It may put the Corporation at a competitive disadvantage, for example, if it had to seek shareholder approval for an increase in authorized shares in a competitive bid situation where other competing acquirors did not. As a NASDAQ-listed company, there are restrictions on the Corporation’s ability to issue additional shares of common stock without further shareholder approval, even if the Corporation has available authorized, but unissued shares. For example, pursuant to applicable NASDAQ rules, the Corporation cannot issue more than 20% of its outstanding common stock for less than “market value” of the stock (as measured by NASDAQ closing prices) in a transaction other than a public offering without obtaining further shareholder approval. Additionally, shareholder approval is required under NASDAQ rules prior to the issuance of common stock in connection with the acquisition of the stock or assets of another company if the number of shares issued will be equal or in excess of 20% of the number of shares of common stock outstanding before the issuance. Notwithstanding that, in some situations, the Corporation may still need to seek shareholder approval for certain issuances, the Board believes the availability of such additional shares will enable the Corporation to act promptly when the Board believes that the issuance of additional shares of common stock is advisable.

Effect of Share Increase Amendment

The additional shares of authorized common stock would be part of the Corporation’s existing class of common stock and, if and when issued, would have the same rights and privileges as the shares of common stock that are currently outstanding. Existing shareholders would experience dilution of their ownership interests if additional shares of common stock are issued, which may be substantial. The issuance of these securities could cause a significant reduction in the percentage interests of current shareholders, their voting power, the liquidation value, book and market value of their shares, and the future earnings per share of the Corporation. The degree of any dilution that would occur following the issuance of additional shares of common stock would depend upon the number of shares that are actually issued in the future. The sale or resale of the additional securities could also cause the market price of our common stock to decline.

In order to raise capital, the Corporation may sell common stock or other securities convertible into common stock, which may be dilutive. The Corporation may raise capital in the future in order to support its operations, expand its business, or fund acquisitions. The Corporation may also need to raise capital in order to satisfy its obligation under federal bank holding company regulations to serve as a source of financial strength to Select Bank & Trust Company. The approval of the Share Increase Amendment would make it easier for the Corporation to sell common stock if any of the foregoing situations made it necessary or advisable. The Corporation continually explores strategic alternatives to strengthen its capital position and enhance long-term shareholder value, but does not currently have any agreements, arrangements, commitments, or understandings with respect to the issuance of any additional shares of common stock that would be authorized upon approval of the Share Increase Amendment and does not currently have any plans to issue additional shares of common stock other than pursuant to its current equity compensation plans.

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The Corporation’s board of directors has considered any possible negative impact the increase in the number of authorized shares of common stock could have on the existing shareholders and concluded that any such impact would be outweighed by the positive effect on the Corporation resulting from the increase in available shares of common stock, which would put us in a better position to respond expeditiously to any strategic or regulatory needs for additional capital.

In addition to the foregoing, the increase in the number of issued shares of common stock in connection with potential financings could have an incidental anti-takeover effect in that additional shares could dilute the stock ownership of one or more parties seeking to obtain control of the Corporation. The Share Increase Amendment could adversely affect the ability of third parties to acquire the Corporation, for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the Board or contemplating a tender offer or other transaction for the combination of the Corporation with another company that the Corporation’s Board determines is not in the Corporation’s best interests or in the best interests of its shareholders. The ability of the Board to cause the Corporation to issue substantial amounts of common stock without the need for shareholder approval, except as may be required by law, regulation or NASDAQ rules, upon such terms and conditions as the Board may determine from time to time in the exercise of its business judgment may, among other things, be used to create voting impediments with respect to changes in control or to dilute the stock ownership of holders of common stock seeking to obtain control of the Corporation. The issuance of common stock, while providing desirable flexibility in connection with potential financings and other corporate transactions, may have the effect of discouraging, delaying or preventing a change in control of the Corporation. The Board, however, does not intend or view the Share Increase Amendment as an anti-takeover measure, nor does it contemplate its use in this manner at any time in the foreseeable future.

No Appraisal Rights

Pursuant to the North Carolina Business Corporation Act, the Corporation’s shareholders are not entitled to appraisal rights with respect to the Share Increase Amendment.

Prior Use of Authorized Shares

The Board believes its recent use of authorized shares has been measured, responsible, and in furtherance of strategic goals that are in the best interests of shareholders. For example, in December 2017, in a merger that was approved by the Corporation’s shareholders, the Corporation issued 2,334,999 shares of common stock in connection with its acquisition of Carolina Premier Bank, which directly resulted in the Corporation entering the attractive Charlotte-Concord-Gastonia, NC-SC, Metropolitan Statistical Area and Upstate South Carolina. In the third quarter of 2018, the Corporation issued 5,270,834 shares in a follow-on public offering that resulted in net proceeds to the Corporation of approximately $59.8 million. This capital, which was for general corporate purposes and used to enhance the Corporation’s regulatory capital position, provides the support needed for the Corporation to continue on a growth trajectory, whether growing organically, via acquisition, or both.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” PROPOSAL 5 approving the share increase amendment to increase the corporation’s authorized shares of common stock.

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PROPOSAL 6: RATIFICATION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors has appointed the firm of Dixon Hughes Goodman LLP, Certified Public Accountants, as the Corporation’s independent registered public accounting firm for 2019. A representative of Dixon Hughes Goodman LLP is expected to be present at the Annual Meeting and available to respond to appropriate questions, and will have the opportunity to make a statement if he or she desires to do so.

The Corporation has paid Dixon Hughes Goodman LLP fees in connection with its assistance in the Corporation’s annual audit and review of the Corporation’s financial statements.

The following table sets forth Dixon Hughes Goodman LLP fees in various categories during 2018 and 2017.

Fees Billed and Description of Services	2018	2017

Audit Fees, includes fees for the audit of our annual financial statements, review of financial statements included in quarterly reports on Form 10-Q, and services normally provided in connection with statutory and regulatory filings	$302,000	$260,000

Audit-Related Fees, includes fees billed for assurance and related services related to the performance of the audit or review of financial statements not included in category above	-0-	-0-

Tax Fees, including fees billed for tax compliance, tax advice, and tax planning	19,000	16,000

All Other Fees	-0-	-0-

Total Fees	$321,000	$276,000

All services rendered by Dixon Hughes Goodman LLP during 2018 were subject to pre-approval by the Audit and Risk Management Committee. The Audit and Risk Management Committee has considered whether Dixon Hughes Goodman LLP’s provision of other non-audit services to the Corporation is compatible with maintaining independence of Dixon Hughes Goodman LLP. The Audit and Risk Management Committee has determined that it is compatible with maintaining the independence of Dixon Hughes Goodman LLP.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” PROPOSAL 6 RATIFYING DIXON HUGHES GOODMAN LLP AS THE CORPORATION’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2019.

Report of the Audit and Risk Management Committee

The Audit and Risk Management Committee of the Corporation is responsible for receiving and reviewing the annual audit report of the Corporation’s independent auditors and reports of examinations by bank regulatory agencies, and helps formulate, implement, and review the Corporation’s internal audit program. The Audit and Risk Management Committee assesses the performance and independence of the Corporation’s independent auditors and recommends their appointment and retention. The Audit and Risk Management Committee has in place pre-approval policies and procedures that require an evaluation of any conflicts of interest that may impair the independence of the independent auditors and pre-approval of an engagement letter that outlines all services to be rendered by the independent auditors.

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During the course of its examination of the Corporation’s audit process in 2018, the Audit and Risk Management Committee reviewed and discussed the audited financial statements with management. The Audit and Risk Management Committee also discussed with the independent auditors, Dixon Hughes Goodman LLP, all matters that are required to be discussed in accordance with standards adopted by the Public Company Accounting Oversight Board (“PCAOB”). Furthermore, the Audit and Risk Management Committee received from Dixon Hughes Goodman LLP disclosures regarding their independence in accordance with applicable standards of the PCAOB, and have discussed with Dixon Hughes Goodman LLP their independence.

Based on the review and discussions above, the Audit and Risk Management Committee (i) recommended to the Board that the audited financial statements be included in the Corporation’s annual report on Form 10-K for the year ended December 31, 2018, for filing with the SEC and (ii) recommended that shareholders ratify the appointment of Dixon Hughes Goodman LLP as independent auditors for 2019.

This report is submitted by the Audit and Risk Management Committee:

J. Gary Ciccone      Anthony E. Rand

James H. Glen, Jr.       W. Lyndo Tippett

Oscar N. Harris

OTHER MATTERS

The Board of Directors knows of no other business that will be brought before the Annual Meeting. Should other matters properly come before the meeting, the proxies will be authorized to vote shares represented by each appointment of proxy in accordance with their best judgment on such matters.

PROPOSALS FOR 2020 ANNUAL MEETING

It is anticipated that the 2020 Annual Meeting will be held on a date during May 2020. Any proposal of a shareholder which is intended to be presented at the 2020 Annual Meeting must be received by the Corporation at its main office in Dunn, North Carolina no later than December 10, 2019, in order that any such proposal be timely received for inclusion in the proxy statement and appointment of proxy to be issued in connection with that meeting. If a proposal for the 2020 Annual Meeting is not expected to be included in the proxy statement for that meeting, the proposal must be received by the Corporation by February 24, 2020, for it to be timely received for consideration. The proxy holders will use their discretionary authority for any proposals received thereafter.

SHAREHOLDER COMMUNICATIONS

The Corporation does not currently have a formal policy regarding shareholder communications with the Board of Directors; however, any shareholder may submit written communications to Brenda B. Bonner, Vice President and Secretary, Select Bancorp, Inc., 700 West Cumberland Street, Dunn, North Carolina 28334, whereupon such communications will be forwarded to the Board of Directors if addressed to the Board of Directors as a group or to the individual director or directors addressed.

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Internet and Electronic Availability of Proxy Materials

As required by applicable SEC rules and regulations, the Corporation has furnished a notice of internet availability of proxy materials to all shareholders as part of this proxy statement and all shareholders will have the ability to access this proxy statement and the Corporation’s annual report on Form 10-K for the fiscal year ended December 31, 2018 as filed with the SEC, by logging on at www.investorvote.com/SLCT.

ADDITIONAL INFORMATION

A COPY OF THE CORPORATION’S 2018 ANNUAL REPORT ON FORM 10-K WILL BE PROVIDED WITHOUT CHARGE TO ANY SHAREHOLDER ENTITLED TO VOTE AT THE ANNUAL MEETING UPON THAT SHAREHOLDER’S WRITTEN REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO MARK A. JEFFRIES, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, SELECT BANCORP, INC., 700 WEST CUMBERLAND STREET, DUNN, NORTH CAROLINA 28334, (910) 892-7080.

HOUSEHOLDING MATTERS

The SEC has adopted rules that permit companies to deliver a single copy of proxy materials to multiple shareholders sharing an address unless a company has received contrary instructions from one or more of the shareholders at that address. This means that only one copy of the proxy materials may have been sent to multiple shareholders in your household. If you would prefer to receive separate copies of the proxy materials either now or in the future, please contact our corporate secretary at the Corporation’s offices at 700 West Cumberland Street, Dunn, North Carolina 28334 or at (910) 892-7080. Upon written or oral request to the corporate secretary, the Corporation will provide a separate copy of the proxy materials. In addition, shareholders at a shared address who receive multiple copies of proxy materials may request to receive a single copy of proxy materials in the future in the same manner as described above.

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Appendix A

ARTICLES OF AMENDMENT

OF

SELECT BANCORP, INC.

Pursuant to Section 55-10-06 of the North Carolina General Statutes, the undersigned corporation hereby submits these Articles of Amendment for the purpose of amending its Articles of Incorporation:

1.       The name of the corporation is Select Bancorp, Inc.

2.       Article II of the corporation’s Articles of Incorporation is hereby amended and restated in its entirety to read as follows:

ARTICLE II

The Corporation shall have authority to issue a total of 55,000,000 shares of capital stock. The capital stock shall consist of 50,000,000 shares of Common Stock, $1.00 par value per share, each with one vote per share and 5,000,000 shares of Preferred Stock, no par value. The preferences, limitations and relative rights of the shares of Preferred Stock shall be designated by the Board of Directors and may be issued in one or more series.

3.       The preceding amendment to the corporation’s Articles of Incorporation was adopted by the corporation’s board of directors on the 19th day of February 2019 and was approved by shareholder action on the 21st day of May 2019, in the manner required by Chapter 55 of the North Carolina General Statutes.

4.       These articles will become effective ______________.

This the _____ day of _______________, 2019.

Select Bancorp, Inc.

By:
	Name:	William L. Hedgepeth II
	Title:	President and Chief Executive Officer

000004 ENDORSEMENT_LINE______________ SACKPACK_____________ MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by 11:59 pm. (Eastern time), on May 20, 2019. Online Go to www.investorvote.com/SLCT or scan the QR code – login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/SLCT 2019 Annual Meeting Proxy Card 1234 5678 9012 345 IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals – The Board of Directors recommends a vote FOR all the nominees listed, for “Every Year” under Proposal 3, and FOR Proposals 2, 4, 5 and 6. 1. Election of Directors: Election of six nominees to terms of three years. 01 - J. Gary Ciccone For Withhold 02 - Oscar N. Harris For Withhold 03 - Ronald V. Jackson For Withhold 04 - V. Parker Overton 05 - K. Clark Stallings 06 - W. Lyndo Tippett 2. Advisory Vote to Approve Named Executive Officer Compensation. Non-binding, advisory proposal to approve compensation paid to the Corporation's named executive officers. For Against Abstain 3. Advisory Vote on Frequency of Future Say-on-Pay Votes. Proposal to approve frequency of future say-on-pay votes. Every Year Every 2 Years Every3 Years Abstain 4. Elimination of Mandatory Retirement Age for Directors. Proposal to amend bylaws to eliminate mandatory retirement age for directors. 5. Increase of Authorized Shares. Proposal to approve amendment to the Corporation's articles of incorporation to increase the authorized shares of common stock. For Against Abstain 6. Ratification of Accounting Firm. Proposal to ratify the appointment of Dixon Hughes Goodman LLP as the Corporation's independent registered accounting firm for 2019. B Authorized Signatures – This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) – Please print date below. Signature 1 – Please keep signature within the box. Signature 2 – Please keep signature within the box. C 1234567890 J N T 1 U P X 4 1 4 3 5 8 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 030G1C

2019 Annual Meeting Admission Ticket 2019 Annual Meeting of Select Bancorp, Inc. Tuesday, May 21, 2019, 10:00 a.m. Eastern Time Fairfield Inn & Suites 688 Jackson Road, Dunn, NC 28334 Upon arrival, please present this admission ticket and photo identification at the registration desk. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The material is available at: www.investorvote.com/SLCT Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/SLCT IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Select Bancorp, Inc. - Revocable Proxy Notice of 2019 Annual Meeting of Shareholders Appointment of Proxy Solicited by Board of Directors for 2019 Annual Meeting – May 21, 2019 The undersigned hereby appoints Alicia S. Hawk, Carlie C. McLamb, Jr., and Sharon L. Raynor (the “Proxies”), or any of them, as attorneys and proxies, with full power of substitution, to vote all shares of the common stock of Select Bancorp, Inc., Dunn, North Carolina (the “Corporation”) held of record by the undersigned on March 20, 2019, at the Annual Meeting of Shareholders of the Corporation to be held at the Fairfield Inn & Suites, 688 Jackson Road, Dunn, North Carolina 28334, at 10:00 a.m. on May 21, 2019, and at any adjournments thereof. The undersigned hereby directs that the shares represented by this appointment of proxy be voted as directed herein. In the absence of any instructions, the Proxies will vote such shares “FOR” the election of each nominee named in Proposal 1, “FOR” Proposals 2, 4, 5 and 6, and for "Every Year" under Proposal 3. If, at or before the time of the Annual Meeting, any of the nominees listed in Proposal 1 for any reason have become unavailable for election or unable to serve as directors, the Proxies are hereby granted discretion to vote for a substitute nominee or nominees. On such other matters as may properly come before the Annual Meeting, the Proxies are authorized to vote the shares represented by this appointment of proxy in accordance with their best judgment. (Items to be voted appear on reverse side) C Non-Voting Items Change of Address – Please print new address below. Comments – Please print your comments below.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 2019 Annual Meeting Proxy Card IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals – The Board of Directors recommends a vote FOR all the nominees listed, for “Every Year” under Proposal 3, and FOR Proposals 2, 4, 5 and 6. 1. Election of Directors: Election of six nominees to terms of three years. 01 - J. Gary Ciccone For Withhold 02 - Oscar N. Harris For Withhold 03 - Ronald V. Jackson For Withhold 04 - V. Parker Overton 05 - K. Clark Stallings 06 - W. Lyndo Tippett 2. Advisory Vote to Approve Named Executive Officer Compensation. Non-binding, advisory proposal to approve compensation paid to the Corporation's named executive officers. For Against Abstain 3. Advisory Vote on Frequency of Future Say-on-Pay Votes. Proposal to approve frequency of future say-on-pay votes. Every Year Every 2 Years Every 3 Years Abstain 4. Elimination of Mandatory Retirement Age for Directors. Proposal to amend bylaws to eliminate mandatory retirement age for directors. 5. Increase of Authorized Shares. Proposal to approve amendment to the Corporation's articles of incorporation to increase the authorized shares of common stock. For Against Abstain 6. Ratification of Accounting Firm. Proposal to ratify the appointment of Dixon Hughes Goodman LLP as the Corporation's independent registered accounting firm for 2019. B Authorized Signatures – This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) – Please print date below. Signature 1 – Please keep signature within the box. Signature 2 – Please keep signature within the box. 1 U P X 4 1 4 3 5 8 030G2B

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The material is available at: www.investorvote.com/SLCT IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Select Bancorp, Inc. - Revocable Proxy Notice of 2019 Annual Meeting of Shareholders Appointment of Proxy Solicited by Board of Directors for 2019 Annual Meeting – May 21, 2019 The undersigned hereby appoints Alicia S. Hawk, Carlie C. McLamb, Jr., and Sharon L. Raynor (the “Proxies”), or any of them, as attorneys and proxies, with full power of substitution, to vote all shares of the common stock of Select Bancorp, Inc., Dunn, North Carolina (the “Corporation”) held of record by the undersigned on March 20, 2019, at the Annual Meeting of Shareholders of the Corporation to be held at the Fairfield Inn & Suites, 688 Jackson Road, Dunn, North Carolina 28334, at 10:00 a.m. on May 21, 2019, and at any adjournments thereof. The undersigned hereby directs that the shares represented by this appointment of proxy be voted as directed herein. In the absence of any instructions, the Proxies will vote such shares “FOR” the election of each nominee named in Proposal 1, “FOR” Proposals 2, 4, 5 and 6, and for "Every Year" under Proposal 3. If, at or before the time of the Annual Meeting, any of the nominees listed in Proposal 1 for any reason have become unavailable for election or unable to serve as directors, the Proxies are hereby granted discretion to vote for a substitute nominee or nominees. On such other matters as may properly come before the Annual Meeting, the Proxies are authorized to vote the shares represented by this appointment of proxy in accordance with their best judgment. (Items to be voted appear on reverse side)